                                                                     EXHIBIT 2.1

                         AGREEMENT OF PURCHASE AND SALE


                            OF THE CAPITAL STOCK OF


                          GEORGETOWN COLLECTION, INC.,

                             A Delaware corporation



                                       BY



                       THE L. L. KNICKERBOCKER CO., INC.,

                           A California corporation,


                                   as BUYER;



                        DATED: As of November 20, 1996

                                    CONTENTS

RECITALS                                                     1

1.   SUBJECT MATTER OF AND CONSIDERATION FOR SALE            2
     --------------------------------------------
     1.1  Transfer of the Company Shares.                    2
          ------------------------------
     1.2  Consideration for the Company Shares.              2
          ------------------------------------
          1.2.1   Definitions                                2
                  -----------
          1.2.2   Payments to Common Shareholder             3
                  ------------------------------
          1.2.3   Payments to Preferred Shareholders         3
                  ----------------------------------
          1.2.4   Guaranty of Value                          3
                  -----------------

2.   CONTINGENT PAYMENT                                      4
     ------------------
     2.1  Contingent Payment                                 4
          ------------------
     2.2  Schedule of Contingent Payments                    4
          -------------------------------

3.   CLOSING AND CLOSING DATE                                4
     ------------------------

4.   SELLERS REPRESENTATIONS AND WARRANTIES                  4
     --------------------------------------
     4.1  Several Representations and Warranties             4
          --------------------------------------
          4.1.1   Validity of Agreement, etc.                5
                  --------------------------
          4.1.2   Ownership of the Company Shares.           6
                  -------------------------------
          4.1.3   Capitalization of the Company              6
                  -----------------------------

5.   SELLERS' COVENANTS AND AGREEMENTS.                             6
     ---------------------------------
     5.1  Pending the Closing                                       6

          5.1.1   Amendments                                        6
                  ----------
          5.1.2   Capital Changes; Dividends; Redemptions.          7
                  ---------------------------------------
          5.1.3   Subsidiaries                                      7
                  ------------
          5.1.4   Certain Changes                                   7
                  ---------------
          5.1.5   No Default                                        9
                  ----------

6.   REPRESENTATIONS AND WARRANTIES OF BUYER                        9
     ---------------------------------------
     6.1  Authority and Validity of Agreement and Instruments       9
          ---------------------------------------------------
     6.2  Organization and Good Standing                           10
          ------------------------------
     6.3  Material Misstatements or Omissions                      10
          -----------------------------------
     6.4  No Violation                                             10
          ------------
     6.5  Brokerage and Finder's Fees                              10
          ---------------------------

7.   COVENANTS AND AGREEMENTS OF BUYER.                            12
     ---------------------------------
     7.1  Secured Lender Agreements                                12
          -------------------------
     7.2  Registration Agreement                                   13
          ----------------------

8.   ABANDONMENT OF AGREEMENT.                                     13
     ------------------------
     8.1  Failure to Close                                         13
          ----------------
     8.2  Mutual Agreement                                         13
          ----------------
     8.3  Material Breach                                          13
          ---------------
     8.4  Consequences of Abandonment                              14
          ---------------------------

9.   CONDITIONS PRECEDENT TO CLOSING                                         14
     -------------------------------
     9.1   Conditions Precedent to Obligations of Buyer                      14
           --------------------------------------------
           9.1.1   Correctness of Representations and Warranties             15
                   ---------------------------------------------
           9.1.2   Performance of Covenants and Agreements                   15
                   ---------------------------------------
           9.1.3   Resignation of Directors                                  15
                   ------------------------
           9.1.4   Repayment of Loans                                        15
                   ------------------
           9.1.5   No Government Proceeding or Litigation                    15
                   --------------------------------------
           9.1.6   No Injunction                                             16
                   -------------
           9.1.7   Material Change                                           16
                   ---------------
           9.1.8   Consents Obtained                                         16
                   -----------------
           9.1.9   Secured Creditor Agreements                               16
                   ---------------------------
     9.2   Conditions Precedent to the Obligations of Sellers                16
           --------------------------------------------------
           9.2.1   Correctness of Representations and Warranties             16
                   ---------------------------------------------
           9.2.2   Purchase Price                                            17
                   --------------
           9.2.3   Performance of Covenants and Agreement                    17
                   --------------------------------------
           9.2.4   No Governmental Proceeding or Litigation                  17
                   ----------------------------------------
           9.2.5   No Injunction                                             17
                   -------------
           9.2.6   Material Change                                           17
                   ---------------
           9.2.7   Consents Obtained                                         17
                   -----------------
           9.2.8   Opinion of Buyer's Counsel                                18
                   --------------------------
           9.2.9   Repayment of Loans                                        18
                   ------------------
           9.2.10  Secured Creditor Agreements                               18
                   ---------------------------
           9.2.11  Execution of Registration Agreement                       18
                   -----------------------------------
     9.3   Regulatory Approvals.                                             18
           --------------------

10.  SELLER'S INDEMNITIES                                             18
     --------------------
     10.1   Indemnity Obligation                                      18
            --------------------
     10.2   Event of Indemnity                                        18
            ------------------
     10.3   Procedure for Making Claims for Indemnity                 19
            -----------------------------------------
     10.4   Joint and Several Indemnity.                              21
            ---------------------------
     10.5   Limitation on Indemnity                                   21
            -----------------------

11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES                       21
     ------------------------------------------

12.  OTHER REMEDIES                                                   22
     --------------
     12.1   Remedies                                                  22
            --------

13.  RELATED MATTERS                                                  22
     ---------------
     13.1   Confidentiality                                           22
            ---------------
     13.2   Disclosure Schedule                                       22
            -------------------
     13.3   Non-Solicitation of Employees                             23
            -----------------------------

14.  GENERAL PROVISIONS.                                              23
     ------------------
     14.1   Notices                                                   23
            -------
     14.2   Arbitration                                               24
            -----------
     14.3   Entire Agreement                                          25
            ----------------
     14.4   Section Headings                                          25
            ----------------
     14.5   Severability                                              25
            ------------
     14.6   Counterparts                                              26
            ------------
     14.7   Further Assurances                                        26
            ------------------

     14.8   Waiver of Compliance                                      26
            --------------------
     14.9   Expenses                                                  26
            --------
     14.10  Assignment                                                27
            ----------
     14.11  Publicity                                                 27
            ---------
     14.12  Governing Law                                             28
            -------------
     14.13  Third Parties                                             28
            -------------
     14.14  Construction                                              28
            ------------
            14.14.1   No Strict Construction                          28
                      ----------------------
            14.14.2   Independent Significance                        28
                      ------------------------

                         AGREEMENT OF PURCHASE AND SALE
                         ------------------------------

     THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made and entered into as of the 20th day of November, 1996, by and among the parties listed on EXHIBIT A (collectively "Sellers") and THE L. L. KNICKERBOCKER CO., INC., a California corporation ("Buyer") regarding the purchase and sale of certain securities in GEORGETOWN COLLECTION, INC., a Delaware corporation (the "Company").

                                   RECITALS
                                   --------

     A. Sellers collectively own of record 4,946,471 preferred shares of the Company (the "Preferred Shares") and 89,050 common shares of the Company (the "Common Shares") (collectively, the "Shares" or the "Company Shares"). The Company Shares owned of record by each of the Sellers are set forth on EXHIBIT A attached hereto.

     B. Sellers collectively own 106,181.62 common stock purchase warrants of the Company (the "GCI Warrants") The Company Shares owned of record by each of the Sellers are set forth on EXHIBIT A-1 attached hereto.

     C. Each of the Sellers desires to sell all of the Company Shares and GCI Warrants now owned by each Seller to Buyer and Buyer desires to purchase all of the Company Shares and GCI Warrants from Sellers. The purchase and sale of the Company Shares and GCI Warrants shall be made upon the terms and subject to all of the conditions contained in this Agreement.

     NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises, agreements, representations and warranties herein contained, the parties hereto agree as follows:

     1.      SUBJECT MATTER OF AND CONSIDERATION FOR SALE
             --------------------------------------------

     1.1     Transfer of the Company Shares.  Upon the terms and subject to all
             ------------------------------
of the conditions contained herein and upon the performance by each of the parties hereto of their obligations hereunder, Sellers hereby agree to sell, assign, transfer and deliver to Buyer, as of the Closing Date, all of the Company Shares and GCI Warrants including all rights and interest in connection with such Shares (including any warrants, conversion rights or rights to accrued dividends) by delivering to Buyer at the Closing the certificates representing the Company Shares, duly endorsed for transfer or accompanied by stock powers duly executed by Sellers.

     1.2     Consideration for the Company Shares.  As consideration for
             ------------------------------------
Buyer's purchase of the Company Shares and upon and subject to all of the terms and conditions herein and upon the performance by each of the parties hereto of their obligations hereunder, Buyer agrees to pay to Sellers, as described in Sections 1.2.1, 1.2.2 and 1.2.3, the sum of $1,675,000, plus the Contingent Payment for the Preferred Shares and GCI Warrants, and $4,011.18 for the Common Shares, for an aggregate amount of $1,679,011.18 plus the Contingent Payment (the "Purchase Price"). Set forth in EXHIBIT A is the allocation of the Purchase Price payable to each of the Sellers.

     The Purchase Price shall be paid as follows:

     1.2.1   Definitions.  For purposes of this Agreement, the following terms
             -----------
shall have the following respective meanings:

     (a) "LLK Stock" means shares of the restricted common stock of Buyer, each certificate bearing a legend in the form annexed hereto as EXHIBIT B-1, subject to a registration agreement which grants the holder the right to exchange the LLK Stock for the equivalent number of shares of Buyer's registered and freely tradeable Common Stock on or after such date as is specified in the Registration Agreement.

     (b) "Warrants" means warrants, in the form annexed hereto as EXHIBIT B-2, which grant the holder the right to purchase shares of Buyer's common stock, which Warrants will be exercisable for a period of five (5) years after the respective date of grant. Any shares issued upon the exercise of such Warrants will, upon delivery, be registered and freely tradeable and shall remain so throughout the period that the Warrants are exercisable. In lieu of Warrants, Buyer may pay cash or issue its registered and freely tradeable Common Stock of an equivalent value to the Value of the Warrants.

     (c) "Value", in connection with each share of common stock covered by a Warrant, means the difference between (i) the average closing bid price of Buyer's common shares for the five (5) trading days immediately preceding the date of delivery of the Warrant, and (ii) the exercise (or strike) price of the Warrant.

     1.2.2     Payments to Common Shareholder.  At the Closing, Buyer shall
               ------------------------------
deliver to the Common Shareholder shares of LLK Stock with a Value equal to the aggregate amount of $4,011.18.

     1.2.3     Payments to Preferred Shareholders.  At the Closing, Buyer shall
               ----------------------------------
deliver to the Preferred Shareholders shares of LLK Stock with a Value equal to the aggregate amount of $1,675,000 allocated among the Preferred Shareholders as set forth in EXHIBIT A.

     1.2.4     Guaranty of Value.  At the first anniversary of the Closing, if
               -----------------
the average closing bid price of Buyer's common shares for the five (5) trading days immediately preceding the first anniversary of the Closing multiplied times the number of LLK Shares delivered at the Closing pursuant to Sections 1.2.2 and 1.2.3 hereof equals a number less than the Value of the LLK Shares delivered at the Closing pursuant to Sections 1.2.2 and 1.2.3, then Buyer shall deliver to the Sellers cash, Warrants or LLK Shares with a Value equal to the amount by which such number is less than the Value of the LLK Shares at the Closing date (the "Guaranty Payment"). Such Guaranty Payment shall be allocated pro-rata among the Sellers in EXHIBIT A.

     2.      CONTINGENT PAYMENT.
             ------------------

     2.1     Contingent Payment.  In connection with the sale of the Company
             ------------------
Shares by Preferred Shareholders to Buyer, Buyer shall deliver to the Preferred Shareholders additional Warrants with a Value equal in amount to the percentages of earnings before taxes for the Company ("EBT"), in accordance with EXHIBIT C (the "Contingent Payment").

     2.2     Schedule of Contingent Payments.   Buyer shall make the Contingent
             -------------------------------
Payments in accordance with EXHIBIT C within 30 days of the completion of the audit of the Company's operations for the fiscal years ended December 31, 1997, 1998, 1999, 2000 and 2001.

     3.      CLOSING AND CLOSING DATE.  The Closing ("Closing") of the
             ------------------------
transaction contemplated by this Agreement shall take place at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, MA, at 10:00 A.M., on November 15, 1996 or at such other date, time and place as may be agreed upon by the parties, and shall for all purposes be deemed consummated as of October 19, 1996 (the "Closing Date").

     4.      SELLERS REPRESENTATIONS AND WARRANTIES.
             --------------------------------------

     4.1     Several Representations and Warranties.  Sellers, severally,
             --------------------------------------
represent and warrant the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of Buyer hereunder.

     4.1.1     Validity of Agreement, etc.  This Agreement is, or will be at the
               --------------------------
Closing, valid and binding upon each of the respective Sellers and is, or will be at the Closing, enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting generally the enforcement of creditors' rights and except to the extent that courts may award money damages rather than specific performance of contractual provisions. Except as set forth in a schedule to be delivered by Sellers to Buyer as provided in Section 9.1.1 hereof ("DISCLOSURE SCHEDULE"), each of the Sellers, respectively, have, or will have on the Closing Date, valid marketable title to the Company Shares, free and clear of any restrictions, claims, liens, pledges, hypothecation and encumbrances of or by others, and full power and authority to transfer and deliver the Company Shares to Buyer as contemplated in this Agreement, including all Company Shares held in trust by any of the Sellers.

     Except as set forth in the DISCLOSURE SCHEDULE, neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby by any or all of them will violate any provision of the Articles of Incorporation or By-Laws of the Company, nor to the knowledge of the Sellers will such actions violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any material debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company under any material agreement or commitment to which the Company is a party or by which the Company is bound, or to which the property of the

Company is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     4.1.2     Ownership of the Company Shares.  Sellers are the sole owners of
               -------------------------------
record of all of the Company Shares, each owning the number of shares set forth on EXHIBIT A. The shares of the Company set forth on EXHIBIT A after each Seller's name constitute all of the shares of the Company owned by such Seller and the Company Shares include all of the issued and outstanding preferred stock of the Company; and, except as set forth in the DISCLOSURE SCHEDULE, each Seller has the full right, power and authority to sell and transfer the Company Shares held by such Seller, free and clear of any lien, encumbrance, charge, equity or restriction whatsoever. Except as set forth in the DISCLOSURE SCHEDULE, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements, commitments or rights obligating the Sellers or any of them to transfer any shares to any person or firm.

     4.1.3     Capitalization of the Company.  As of the date of this Agreement,
               -----------------------------
the authorized capital stock of the Company consists of 5,030,218 shares of preferred stock and 8,000,000 shares of common stock; of which 4,946,471 shares of preferred stock and, to Sellers' knowledge without investigation, 578,000 shares of common stock are issued and outstanding.

     5.        SELLERS' COVENANTS AND AGREEMENTS.   Sellers hereby afford Buyer
               ----------------------------------
the following affirmative and negative covenants, thereby agreeing to do or not to do, or to cause the Company to do or not to do, as the case may be, the following, the fulfillment of each of which (except for those covenants which survive or are required to be performed subsequent to the Closing) shall constitute a condition precedent to the obligations of Buyer hereunder:

     5.1 Pending the Closing, and except as disclosed in the DISCLOSURE SCHEDULE or otherwise expressly consented to or approved by Buyer in writing, Sellers hereby covenant and agree that Sellers will use Sellers' best efforts in order that:

     5.1.1    Amendments. No change or amendment shall be made in the Articles
              ----------
of

Incorporation or By-Laws of the Company.

     5.1.2     Capital Changes; Dividends; Redemptions.   The Sellers will not
               ---------------------------------------
cause or permit the Company to issue or sell any shares of its capital stock or other securities, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property or make any other distribution with respect thereto, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto.

     5.1.3     Subsidiaries. The Sellers will not cause or permit the Company to
               ------------
organize any new subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business.

     5.1.4     Certain Changes.  The Sellers will not cause or take any Board of
               ---------------
Directors action to authorize the Company to:

     (a) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

     (b) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet;

     (c) Prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

     (d) Permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or encumbrance;

     (e) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice;

     (f) Except as set forth in the DISCLOSURE SCHEDULE, cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

     (g) Dispose of or permit to lapse any rights to the use of any patent, trademark, trade name or copyright, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

     (h) Except for increases in remuneration due to some salesmen selling more and hence earning more commission than in the past, grant any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee except for salary increases in the ordinary course of business and in accordance with past practices, other than to officers of the Company;

     (i) Make aggregate capital expenditures and commitments in excess of $25,000 (on a consolidated basis) for additions to property, plant or equipment;

     (j) Pay, loan or advance any amount to, or sell transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate of any of its officers or directors;

     (k) Change any of its banking or safe deposit arrangements described in the DISCLOSURE SCHEDULE;

     (l) Grant or extend any power of attorney; act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity; or

     (m) Agree, whether in writing or otherwise, to do any of the foregoing.

     5.1.5  No Default.  The Sellers shall not cause the Company to do any
            ----------
act which will cause a breach of any material contract or commitment of the Company or which would cause the breach of any material warranty made hereunder.

     6.     REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer represents and
            ---------------------------------------
warrants the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of Sellers hereunder:

     6.1    Authority and Validity of Agreement and Instruments.      The
            ---------------------------------------------------
execution and delivery to Sellers of this Agreement and the Warrants have been, or will be at the Closing, duly authorized by the Board of Directors of Buyer and will remain authorized during the period the Warrants are exercisable. All of the aforementioned agreements and instruments are, or will be at the Closing, valid and binding upon the Buyer and are, or will be at the Closing, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting generally the enforcement of creditors' rights or the sale of Buyer's securities and except to the extent that courts may award money damages rather than specific performance of contractual provisions. The shares of the Buyer's common stock underlying the Warrants have been, or will be at the date of issuance, duly registered for public sale and will be freely tradeable on the date of exercise and will remain freely tradeable thereafter. The provision of this Section 6.1 shall survive the Closing.


     6.2      Organization and Good Standing.  Buyer is duly organized, validly
              ------------------------------
existing and in good standing under the laws of the State of California. Buyer has full corporate power and authority to carry on its business as it is now conducted and is entitled to own, lease or operate the properties and assets it now owns, leases or operates.

     6.3      Material Misstatements or Omissions.  No representations or
              -----------------------------------
warranties by Buyer contained in this Agreement or in any document, statement or certificate furnished or to be furnished to Sellers or in connection with the transactions contemplated hereby, contain, or on the Closing Date will contain, any statement of a material fact known to be untrue, or omit, or on the Closing Date will omit, to state any material known fact necessary to make the statements of fact contained therein not misleading.

     6.4      No Violation.  Neither the execution and delivery of this
              ------------
Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Articles of Incorporation or By-laws of Buyer or any agreement to which Buyer is a party.

     6.5      Brokerage and Finder's Fees.  Buyer has not incurred any liability
              ---------------------------
to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

     6.6      Authority.  Buyer has the full right, power and capacity to
              ---------
execute, deliver and perform its obligations under this Agreement, the Warrants and all other agreements, instruments and documents in connection herewith. The execution, delivery and performance of this Agreement, the Warrants and all other agreements, instruments and documents to be executed and delivered by Buyer in connection herewith (a) do not violate or conflict with Buyer's Articles of Incorporation or By-Laws, (b) do not conflict with any note, security agreement, lease, guaranty, license, permit, franchise or other agreement or arrangement to which Buyer is a party or by which it or its assets or properties may be bound, or any order, decree, injunction or judgment of any court, governmental authority or regulatory agency or any local, state or Federal laws, ordinances, regulations or orders applicable to Buyer, and (c) do not require the consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or any third party.

     6.7      No Litigation.  There are no claims, actions, suits, proceedings
              -------------
or investigations pending or threatened in any court or before any governmental agency or before any arbitrator, by or against or affecting or relating to Buyer or any of Buyer's affiliates, at law or equity, which, if adversely determined by Buyer, would have a material adverse effect upon Buyer, its financial condition or its business operation or which may affect Buyer's right or ability to consummate this transaction and fulfill its obligations hereunder.

     6.8      Financial Condition of Buyer.  EXHIBIT E contains the annual
              ----------------------------
report Form 10-K-SB, which contains a true, complete and correct copy of Buyer's consolidated Statement of Financial Condition, including all subsidiaries, as of December 31, 1995 and its consolidated statement of income and Statement of Cash Flows, including all subsidiaries for the twelve months ended December 31, 1995 (the "Buyer Financial Statement"). The Buyer Financial Statement is: (a) a statement prepared from the books and records of the Buyer and reviewed by its independent certified public accountants, (b) prepared substantially in accordance with the same accounting methods, practices and principles utilized in connection with the preparation of the last three annual prior financial statements issued by the Buyer, (c) sets forth fairly and completely the consolidated financial position and the results of operations of Buyer as at the relevant dates thereof and for the period covered thereby, (d) contains and reflects all necessary adjustments for a fair and complete presentation of Buyer's consolidated financial position and the results of its operations for the period covered by the Buyer Financial Statement, (e) reflects all liabilities, realized or unrealized, contingent or not contingent to which the Company is liable, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1995 and (f) the reserves reflected in the Buyer Financial Statement are adequate, appropriate and reasonable.

     6.9      Offer of Warrants.    The shares issuable upon exercise of the
              -----------------
Warrants will be, when issued, duly and validly authorized and issued, and fully paid and nonassessable. The offer (as defined in Section 2(3) of the Securities Act of 1933, as amended (the "Securities Act")) and sale (as defined in Section 2(3) of the Securities Act) of the Warrants and the underlying shares issuable upon the exercise of the Warrants, including any transactions which may be deemed included as a part of any such offer and sale, have been and will be made in conformity with Section 4(2) of the Securities Act.

     6.10    Registration Statement.  The Registration Statement pursuant to
             ----------------------
which the LLK Stock or shares issued upon exercise of the Warrants are to be registered does not, and will not, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading.

     7.      COVENANTS AND AGREEMENTS OF BUYER.   Buyer hereby affords Sellers
             ----------------------------------
the following affirmative and negative covenants, thereby agreeing to do or not to do, or to cause the Company to do or not to do, as the case may be, the following, the fulfillment of each of which (except for those covenants required to be performed subsequent to the Closing) shall constitute a condition precedent to the obligations of Sellers hereunder:

     7.1     Secured Lender Agreements.  At or prior and as a condition to the
             -------------------------
Closing, Buyer will enter into an agreement with certain secured creditors of the Company which appear in EXHIBIT F, which agreement shall include the following provisions:

     (a) Buyer will execute and deliver a Settlement Agreement and Stock Pledge with State Street Bank and Trust Company NA (the "Bank") in the form annexed hereto as EXHIBIT G;

     (b) Buyer will compromise and settle the outstanding debt to the Secured Lenders appearing in the schedule contained in EXHIBIT F in the aggregate amount of

$1,500,000 pursuant to such form of agreements as shall be approved by counsel for Buyer; and

     (c) Bank and Secured Lenders are to provide releases of pledge of stock in the Company and termination of guaranties consistent with the agreements between Buyer and Bank.

     7.2     Registration Agreement.  Buyer will execute the Registration
             -----------------------
Agreement in the form annexed hereto as EXHIBIT H.

     8.      ABANDONMENT OF AGREEMENT.
             -------------------------

     8.1     Failure to Close  The transactions contemplated by this Agreement
             ----------------
may be abandoned by any party at any time subsequent to the close of business on December 2, 1996 upon delivery of written notice thereof to the other parties if the Closing shall not have taken place by the close of business on November 29, 1996.

     8.2     Mutual Agreement  The transactions contemplated by this Agreement
             ----------------
may be abandoned at any time prior to the Closing by mutual written agreement of the parties.

     8.3     Material Breach.  The transactions contemplated by this Agreement
             ---------------
may be abandoned by Buyer at any time prior to the Closing if there shall have been a material breach of any covenant of Sellers or any of them contained in this Agreement and required to be performed on or prior to the Closing or if any investigation of the Company by Buyer, or the DISCLOSURE SCHEDULE or any supplement thereto or any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive good faith judgment of Buyer, reflect in a material adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of the Company.

     8.4   Consequences of Abandonment.  The abandonment of the transactions
           ---------------------------
contemplated by this Agreement in accordance with this section shall be without liability to any party, or its officers, directors or shareholders, including, without limiting the generality of the foregoing, any liability for any loss of the Company resulting from damage to its business relations with sales representatives, distributors, licensees, customers, suppliers and others having business relations with it. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

     (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

     (b) Each party shall continue the confidentiality of all information it obtained with respect to the other parties incident to the transactions contemplated by this Agreement in accordance with the provisions of the Confidentiality Agreement.

     9.    CONDITIONS PRECEDENT TO CLOSING.
           -------------------------------

     9.1   Conditions Precedent to Obligations of Buyer.  The Closing shall
           --------------------------------------------
not take place unless all of the following conditions not waived by Buyer have been fulfilled before, or will be fulfilled at the Closing:

     9.1.1 Correctness of Representations and Warranties.   There shall be
           ---------------------------------------------
no representation or warranty of Sellers contained in this Agreement or in the DISCLOSURE SCHEDULE or in any Exhibit attached hereto which is untrue or inaccurate to any material extent or which would permit Buyer to abandon the transactions contemplated by this Agreement pursuant to the preceding section hereof. Sellers shall deliver the DISCLOSURE SCHEDULE to Buyer on or prior to Closing. Sellers shall have the right to update the DISCLOSURE SCHEDULE up to the time of the Closing.

     9.1.2     Performance of Covenants and Agreements.  There shall be no
               ---------------------------------------
covenant or agreement of Sellers contained in this Agreement and required to be performed on or before the Closing which has been breached to any material extent.

     9.1.3     Resignation of  Directors.  Sellers shall have delivered to Buyer
               -------------------------
written resignations of three of the directors of the Company and a release by each director of any claim against the Company for his services as director (except for claims to rights of indemnification).

     9.1.4     Repayment of Loans.  Prior to the Closing, all loans and advances
               ------------------
made by the Company to any individual comprising Seller or any member of their families, or any trust or other entity controlled by them shall be repaid together with any interest accrued thereon.

     9.1.5     No Government Proceeding or Litigation.  Except as set forth in
               --------------------------------------
the DISCLOSURE SCHEDULE, no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which (a) questions the validity or legality of the transactions contemplated hereby, (b) in the sole and exclusive judgment of Buyer materially impairs Buyer's ability to exercise control over or manage the business and affairs of the Company after the Closing, or (c) in the sole and exclusive judgment of Buyer might have a material adverse effect on the business or financial condition of the Company.

     9.1.6     No Injunction.  On the Closing Date, there shall be no effective
               -------------
injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Buyer deems unacceptable in its sole discretion.

     9.1.7     Material Change.  From the date of the Balance Sheet to the
               ---------------
Closing Date, the Company shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to the DISCLOSURE SCHEDULE) in its business, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

     9.1.8     Consents Obtained.  All required consents referred to herein
               -----------------
shall have been obtained.

     9.1.9     Secured Creditor Agreements.  The execution and delivery of each
               ---------------------------
of (a) the Settlement Agreement between Buyer and Bank, substantially in the form annexed hereto as EXHIBIT J, (b) the execution and delivery of each settlement agreement between Buyer and the Secured Lenders, and (c) all other documents and agreements referred to therein.

     9.2       Conditions Precedent to the Obligations  of  Sellers.  The
               ----------------------------------------------------
Closing shall not take place unless all of the following conditions not waived by Sellers are fulfilled before, or will be fulfilled at, the Closing:

     9.2.1     Correctness of Representations and Warranties.  There shall be no
               ---------------------------------------------
representation or warranty of Buyer contained in this Agreement which is untrue or inaccurate to any material extent or which would permit Sellers to abandon the transactions contemplated by this Agreement pursuant to the preceding section hereof.

     9.2.2     Purchase Price.  Sellers shall have received the Purchase Price
               --------------
to be paid in accordance with Section 1.2 hereof.

     9.2.3     Performance of Covenants and Agreement.  There shall be no
               --------------------------------------
covenant or agreement of Buyer contained in this Agreement and required to be performed on or before the Closing which has been breached to any material extent.

     9.2.4     No Governmental Proceeding or Litigation.  No suit, action,
               ----------------------------------------
investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which (a) questions the validity or legality of the transactions contemplated hereby, (b in the sole and exclusive judgment of the Sellers materially affects Buyer's ability to exercise control over or manage the business or affairs of the Company after the Closing, or (c) in the sole and exclusive judgment of the Sellers might have a material effect on the business or financial condition of Buyer.

     9.2.5     No Injunction.  On the Closing Date, there shall be no effective
               -------------
injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions completed hereby which the Seller deems unacceptable in its sole discretion.

     9.2.6     Material Change.  From the date of the Buyer Balance Sheet to the
               ---------------
Closing Date, the Buyer shall not have suffered any material adverse change in its business, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

     9.2.7     Consents Obtained.  All required consents referred to herein
               -----------------
shall have been obtained.

     9.2.8     Opinion of Buyer's Counsel.  Buyer shall have delivered to
               --------------------------
Sellers an opinion of William R. Black, Esq., counsel to Buyer, dated as of the date of the Closing, in form and substance satisfactory to Sellers, covering the matters set forth in EXHIBIT I hereto.

     9.2.9     Repayment of Loans.  Prior to the Closing, all loans and advances
               ------------------
made by the Company to Buyer shall be repaid together with any interest accrued thereon.

     9.2.10    Secured Creditor Agreements.  The execution and delivery of each
               ---------------------------
of (a) the Settlement Agreement between Buyer and Bank, and the Secured Lenders substantially in the form annexed hereto as EXHIBIT G, and (b) all other documents and agreements referred to therein.

     9.2.11    Execution of Registration Agreement.  The Registration Agreement
               -----------------------------------
shall have been duly executed and delivered by the parties thereto.

     9.3       Regulatory Approvals.  The Closing shall not take place until any
               ---------------------
required regulatory approvals have been obtained.

     10.       SELLER'S INDEMNITIES.
               --------------------

     10.1      Indemnity Obligation.  Subject to the other express provisions of
               --------------------
this Section 10, Sellers shall indemnify, defend and hold Buyer harmless against and in respect of any and all third party claims, demands, losses, costs, expenses, obligations, liabilities, judgments, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorneys' fees, that Buyer shall incur or suffer which arise, result from or relate to any Event of Indemnity (as hereafter defined).

     10.2      Event of Indemnity.  The occurrence of any one or more of the
               ------------------
following events which expose Buyer to a third party claim ("Event of Indemnity") shall give Buyer the right to indemnity as provided in Section 10.1 hereof:

     (a) Any material untruth, omission or inaccuracy of the Sellers' representations and warranties set forth in this Agreement, in the DISCLOSURE SCHEDULE or in any Exhibit or Schedule attached hereto or in any certificate required of Sellers to be delivered hereunder;

     (b) Any material breach of Sellers' covenants and agreements set forth herein shall be an Event of Indemnity; or

     (c) Any and all claims, demands, suits, actions, causes of action, proceedings, losses, liabilities, judgments (including, but not limited to, reasonable costs and reasonable legal and other expenses), incident to any of the matters indemnified and defended against in Section 10.2.

     10.3      Procedure for Making Claims for Indemnity.  In the event that
               -----------------------------------------
Buyer shall have any claim or claims for indemnity under Section 10 of this Agreement, Buyer (the "Indemnified Person" upon the giving of written notice) shall give written notice to Sellers of the nature and basis of such claim or claims and the amount (or estimated amount) thereof. The Indemnified Person shall provide the Sellers with copies of any claims or other documents received and make available to the Sellers all relevant information (in its possession) which is material to the defense of any losses or claims against the Indemnified Person which shall serve as the basis for a claim by the Indemnified Person relating to such losses or claims pursuant to the terms hereof. The Seller or Sellers responsible for the event which gave rise to the claimed for indemnity agrees to defend, contest or otherwise protect the Buyer against any such suit, action, investigation, claim or proceeding at such Sellers' sole cost and expense. Buyer shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer's choice. In the event that such Sellers fail timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Buyer shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and Buyer shall be entitled to recover the entire cost thereof from such Sellers to the extent of the Buyer's rights to indemnification hereunder, including without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding. At such time and to the extent that Buyer has made payment with respect to a third party claim for which it is entitled to indemnity hereunder and/or incurred expenses in connection with defending such claim, Buyer will be entitled to an offset against any balance due to such Sellers. In the event that there are no further amounts due such Sellers, Buyer shall be entitled to recover from such Sellers the amount not offset to the extent of Buyer's rights to indemnification hereunder. If Sellers contend that the Buyer is not entitled to the indemnification claimed, Sellers shall give written notice to the Buyer of Sellers' objection to such claim within thirty (30) days after the date that the notice of such claim is first received by Sellers. In the event that written notice of objection is received by the Buyer within such thirty (30) day period, such dispute shall be finally resolved by means of an arbitration proceeding. The costs of the arbitration shall be born equally by the parties, except that each party shall pay its own attorneys' fees. Any arbitration award, whether in favor of the Buyer or the Sellers shall include interest on the amount of the award at the rate of 5% simple per annum. In the event that written notice of objection is not delivered to the Buyer by Sellers within such thirty (30) day period, or if Sellers accept the claim for indemnity, or if the arbitration proceeding results in any award in favor of the Buyer, the liability of Sellers under these indemnity provisions shall be deemed conclusive.

     If any claim or lawsuit involves a matter which falls within the scope of the Company's insurance coverage, then and in such event the provisions of this
Section 10 shall apply only with respect to any claims incurred by the Indemnified Person, that exceed the amounts payable to such Indemnified Person by the insurance carrier on account of such claim. The parties agree to promptly notify the insurance carrier of the Company of all claims that fall within the scope of the relevant insurance coverage.

     10.4      Joint and Several Indemnity.  The indemnity obligations of
               ---------------------------
Sellers shall be joint and several. As to any joint obligation, in the first instance, Buyer will seek to recover from such Sellers in proportion to the portion of the Purchase Price received and receivable by each such Seller. A dispute between or among the individual Sellers shall not affect or limit Buyer's indemnity rights under Section 10.1.

     10.5      Limitation on Indemnity.  Notwithstanding anything to the
               -----------------------
contrary in this Agreement, in no event shall the indemnity obligations of any of the Sellers exceed:

     (a) that portion of the Purchase Price paid at Closing in LLK Shares, Warrants, cash or otherwise to such Seller and not paid in turn by such Seller to the Bank or the Secured Lenders, or any of them, and

     (b) Contingent Payments received or to be received by such Seller.

     11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES   Each of the
              ------------------------------------------
representations and warranties made by Sellers and made by Buyer shall survive the Closing of the transactions contemplated in this Agreement, provided however, that the right of Indemnity shall cease if action is not taken by the Indemnified Person prior to the fifth annual anniversary of the Closing.

     It is expressly understood and agreed that neither the Company, the Sellers, nor the Buyer, nor their officers or agents has made any warranty or agreement, express or implied, as to the tax consequences of the transactions contemplated by this Agreement or the tax consequences of any action pursuant to or growing out of this Agreement. The parties agree to treat all payments required to be made under this Agreement or any exhibit thereto in a consistent manner when reporting all of the transactions for tax purposes.

     12.      OTHER REMEDIES.
              --------------

     12.1     Remedies.  The remedies provided for in Section 10 regarding
              --------
Events of Indemnity are intended to be exclusive as to the events giving rise to those Events of Indemnity. As to all other events, each party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

     13.      RELATED MATTERS.
              ---------------

     13.1     Confidentiality.  Each party hereto will hold and will cause its
              ---------------
consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of the party to which it was furnished, or (iii) later lawfully acquired from other sources other than by the party to which it was furnished, and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement.

     13.2      Disclosure Schedule.  Sellers will deliver a complete DISCLOSURE
               -------------------
SCHEDULE to Buyer on or prior to the Closing, except that such DISCLOSURE SCHEDULE shall be subject to amendment or modification and shall be amended or modified based on events occurring subsequent to the delivery of the DISCLOSURE SCHEDULE and prior to the Closing.

     13.3      Non-Solicitation of Employees.  From the date hereof until the
               -----------------------------
expiration of a period of one year following the date hereof, neither the Sellers, nor any entity which they are then in control thereof, shall solicit the employment or services as an employee, any person who is on the date hereof is an officer of the Company.

     14.       GENERAL PROVISIONS.
               ------------------

     14.1      Notices.  All notices, requests, demands, claims and other
               -------
communications hereunder shall be in writing and shall be deemed to have been duly given (i) if personally delivered, (ii) if mailed, five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above, or
(iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

     If to Buyer:


          THE L. L. KNICKERBOCKER CO., INC.

          30055 Comercio

          Rancho Santa Margarita, CA. 92688

          Facsimile  (714) 858-4960



     Copy to:


          William R. Black, Esq.

          29 Summitcrest

          Dove Canyon, CA 92679

          Facsimile (714) 888-7700

     If to Sellers:


     (See addresses set forth on EXHIBIT A)



     Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     14.2      Arbitration.  The parties hereby agree to submit all
               -----------
controversies, claims and matters of difference arising out of or relating to this Agreement and the transactions contemplated hereby to arbitration before three arbitrators according to the rules and practices of the American Arbitration Association from time to time in force. Such arbitration shall be conducted in Boston, Massachusetts. This submission and agreement to arbitrate shall be specifically enforceable. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (a) all questions relating to the breach of any obligation, warranty or condition hereunder; (b) failure of any party to deny or reject a claim or demand of any other party; and (c) all questions as to whether the right to arbitrate any question exists. Arbitration may proceed in the absence of any party if written notice (pursuant to the American Arbitration Association's rules and regulations) of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings.

Such awards shall be final and binding on all parties to the extent, and in the manner, provided by Massachusetts statute. Such awards shall not be subject to appeal. All such awards may be filed with the Clerk of the appropriate court as a basis of judgment and of the issuance of execution for its collection and, at the election of the party making such filing, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or the property of said party.

     14.3      Entire Agreement.  This Agreement and the Exhibits, Schedules and
               ----------------
certificates specifically referred to herein or required to be delivered pursuant to the terms hereof represent the entire agreement of the parties hereto with respect to the subject matter hereof superseding all prior agreements, understandings, discussions, negotiations, representations and commitments of any kind. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties affected thereby.

     14.4      Section Headings.  The section headings in this Agreement are
               ----------------
included for convenience only, are not a part of this Agreement and shall not be used in construing it.

     14.5      Severability.  In the event that any provision or any part of any
               ------------
provision of this Agreement is held to be illegal, invalid or unenforceable in any jurisdiction, as to such jurisdiction, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part hereof. Any such illegality, invalidity or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereby waive any provision of law that renders any provision illegal, invalid or unenforceable in any respect. In addition, in the event of any such illegality, invalidity or unenforceability, the parties agree that it is their intention and agreement that such provision which is held or determined to be illegal, invalid or unenforceable as written, in any jurisdiction shall nonetheless be in force and binding to the fullest extent permitted by the law of the jurisdiction as though such provision had been written in such a manner and to such an extent as to be enforceable under the circumstances. Without limiting the foregoing, with respect to any restrictive covenant contained in this Agreement or in its exhibits, if it is determined that any such provision is excessive as to duration or scope, it is intended that it nonetheless be enforced for such shorter duration or with such narrower scope as will render it enforceable.

     14.6      Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     14.7      Further Assurances.  Each party hereto shall execute and deliver
               ------------------
such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

     14.8      Waiver of Compliance.  Any failure of the Sellers, on the one
               --------------------
hand, or Buyer, on the other, to comply with any obligation, agreement or condition herein may be expressly waived in writing by the party having the right to insist upon performance of such obligation, agreement or condition; but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     14.9      Expenses.  All expenses incurred by or on behalf of Sellers in
               --------
connection with the preparation, authorization, execution and performance of this Agreement

(including but not limited to all fees and expenses of agents, representatives and counsel shall be paid by the Company. Buyer shall pay all expenses incurred by or on behalf of Buyer in connection with the preparation, authorization, execution and performance of this Agreement, including but not limited to all fees of its agents, representatives and counsel.

     14.10      Assignment.  This Agreement and all of the provisions hereof
                ----------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (it being understood that certain payments to be made hereunder may be assigned to the Bank and/or the Secured Lenders), except by operation of law and except that Buyer may assign its rights, but not its obligations, under this Agreement to any wholly owned subsidiary of Buyer. If such assignment shall be made by Buyer, such subsidiary shall be entitled to all of the rights and shall assume all of the obligations of Buyer hereunder, provided, however, that Buyer shall
                                           --------
guarantee the payment and performance of such subsidiary's obligations under this Agreement, shall be and remain primarily liable therefor and shall deliver evidence thereof reasonably satisfactory to the Sellers.

     14.11      Publicity   Neither the Company nor Buyer shall make or issue,
                ---------
or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public prior to the Closing Date without the prior consent of the other party. This provision shall not apply, however, to any announcements made after the Closing Date, or to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made. The parties acknowledge and consent that Buyer shall issue a press release announcing that Buyer has purchased a controlling interest in the Company following the execution of this Agreement.

     14.12     Governing Law.  This Agreement and the legal relations among the
               -------------
parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     14.13     Third Parties.  Except as specifically set forth or referred to
               -------------
herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     14.14     Construction:
               -------------

     14.14.1   No Strict Construction.  The language used in this Agreement will
               ----------------------
be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any other party. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein", "hereof ", "hereunder" and words of similar import shall refer to the Agreement as a whole and not to a particular section.

     14.14.2   Independent Significance.  The parties hereto intend that each
               ------------------------
representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached, shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

     IN WITNESS WHEREOF, the parties have duly executed Agreement as of the date first above mentioned.



THE L. L. KNICKERBOCKER CO., INC.



     By: /s/ LOUIS L. KNICKERBOCKER
        ---------------------------
         President & CEO



MERCHANT PARTNERS, LIMITED PARTNERSHIP


     By: Merchant Advisors, Limited Partnership, General Partner


     By: Merchant Development Corp., General Partner



     By: /s/ RAYMOND L. BANK
        ---------------------------
         General Partner

NEW ENTERPRISE ASSOCIATES IV, LIMITED PARTNERSHIP


     By: NEA Partners IV, Limited Partnership, General Partner



     By: /s/ NANCY DORMAN
        -----------------
         General Partner

CONSUMER VENTURE PARTNERS I, L.P.


     By: Consumer Venture Associates, L.P., General Partner



     By: /s/ PEARSON C. CUMMIN III
        --------------------------
         General Partner



NORTH ATLANTIC VENTURE FUND, L.P.


     By: North Atlantic Capital Partners, L.P., General Partner



     By: /s/ GREGORY B. PETERS
        --------------------------
         General Partner



THE VERMONT VENTURE CAPITAL FUND, L.P.


     By: Vermont Venture Capital Partners, L.P., General Partner



     By: /s/ GREGORY B. PETERS
        --------------------------
         General Partner

                                                                     EXHIBIT "A"


                            ALLOCATION OF PROCEEDS

                                                                Number of
                                            % of Preferred      LLK Shares
                                                                to be Rec'd.
Consumer Venture Partners I, L.P.           80.86%                $   1,353,400
Three Pickwick Plaza
Greenwich, CT 06830

Vermont Capital Venture Fund                 4.33%                $   72.527.50
76 St. Paul St.
Burlington, VT 05401

North Atlantic Venture Fund                  9.81%                $  165,322.50
70 Center St
Portland ME 04101

Merchant Partners                            5.00%                $   83,750.00
9690 Deereco Rd Suite 800
Timonium, MD 21093

Total Preferred                            100.00%                $1,675,000.00


Common

Consumer Venture Partners I, L.P.            9.90%               $4,011.18

(see above)

                                                                   EXHIBIT "A-1"



                        Common Stock Purchase Warrants

Narne           Number       Issue Date   Expiration Date   Exercise Price

NEA              53,396.13     07/13/91       01/01/99             1.55

cvp I            37,396.45     07/13/91       01/01/99             1.55

NAV              10,694.52     07/18/91       01/01/99             1.55

vcv               4,694.52     07/18/91       01/01/99             1.55

TOTAL           106,181.62


                                                                   EXHIBIT "B-1"

                                                                   EXHIBIT "B-2"


THESE SECURITIES MAY NOT BE PUBLICLY OFFERED OR SOLD UNLESS AT THE TIME OF SUCH OFFER OR SALE, THE PERSON MAKING SUCH OFFER OR SALE DELIVERS A PROSPECTUS MEETING THE REQUIREMENTS OF SECTION 10 OF THE SECURITIES ACT OF 1933 FORMING A PART OF A REGISTRATION STATEMENT, OR POST-EFFECTIVE AMENDMENT THERETO, WHICH IS EFFECTIVE UNDER SAID ACT, UNLESS IN THE OPINION OF COUNSEL TO THE CORPORATION, SUCH OFFER AND SALE IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF SAID ACT.



                                    WARRANT



               For the Purchase of Common Stock, No Par Value, of

                        THE L.L. KNICKERBOCKER CO., INC.

            (Incorporated Under the Laws of the State of California)


                      Void After 5 P.M. November ___, 2001


                                                             Warrant to Purchase

                                                       (                ) Shares
                                   ---------------------------------------------

     THIS IS TO CERTIFY, that, for value received, ______________________________ (the "Holder") or registered assigns, is entitled, subject to the terms and conditions hereinafter set forth, on or after January 1, 1998 and at any time prior to 5 P.M., California Time, on November ___, 2001 but not thereafter, to purchase such number of shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of THE L.L. KNICKERBOCKER CO., INC., a California corporation (the "Company"), from the Company as is set forth above and upon payment to the Company of $____ per share (the "Purchase Price") if and to the extent this Warrant is exercised, in whole or in part, during the period this Warrant remains in force, subject in all cases to adjustment as provided in Article II hereof, and to receive a certificate or certificates representing the Shares so purchased, upon presentation and surrender to the Company of this Warrant, with the form of subscription attached hereto duly executed, and accompanied by payment of the Purchase Price of each Share purchased.

     1.   TERMS OF THE WARRANT

     2.   Time of Exercise.  Subject to the provisions of Sections 1.5  hereof,
          ----------------
this Warrant may be exercised at any time and from time to time after 9:00 A.M., California time, on January 1, 1998 (the "Exercise Commencement Date"), but no later than 5:00 P.M., November ___, 2001 (the "Expiration Time") at which it shall become void, and all rights hereunder shall thereupon cease.

     3.   Manner of Exercise.
          ------------------

     4. The Holder may exercise this Warrant, in whole or in part, upon surrender of this Warrant with the form of subscription attached hereto duly executed, to the Company at its corporate office in Rancho Santa Margarita, California together with the full Purchase Price for each Share to be purchased in lawful money of the United States, or by certified check, bank draft or postal or express money order payable in United States dollars to the order of the Company, and upon compliance with and subject to the conditions set forth herein.

     5. Upon receipt of this Warrant with the form of subscription duly executed and accompanied by payment of the aggregate Purchase Price for the Shares for which this Warrant is then being exercised, the Company shall cause to be issued certificates for the total number of whole Shares for which this Warrant is being exercised in such denominations as are required for delivery to the Holder, and the Company shall thereupon deliver such certificates to the Holder or its nominee.

     6. In case the Holder shall exercise this Warrant with respect to less than all of the Shares that may be purchased under this Warrant, the Company shall execute a new Warrant for the balance of the Shares that may be purchased upon exercise of this Warrant and deliver such new Warrant to the Holder.

     7. The Company covenants and agrees that it will pay when due and payable any and all taxes which may be payable in respect of the issue of this Warrant, or the issue of any Shares upon the exercise of this Warrant. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of this Warrant or of the Shares in a name other than that of the Holder at the time of surrender, and until the payment of such tax the Company shall not be required to issue such Shares.

          1.2.5     Right to Convert Warrant.

                    (a) The Company and the Holder Shall have the right (the "Conversion Right") to convert this Warrant, in whole or in part, any time prior to the Expiration Time into shares of Common Stock. Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any Purchase Price) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the value of the Warrant at the time the Conversion Right is exercised (determined by subtracting the aggregate Purchase Price for the Common Stock then issuable upon exercise of this Warrant (the "Warrant Shares") in effect immediately prior to the exercise of the Conversion Right from the aggregate Fair Market Value (equal to the average closing bid price of the Company's common stock on NASDAQ for the five trading days immediately prior to the exercise of the Conversion Right) for the Warrant Shares immediately prior to the exercise of the Conversion Right) by (y) the Fair Market Value of one share of Common Stock immediately prior to the exercise of the Conversion Right.

                    (b) The Conversion Right may be exercised by the Holder, at any time, or from time to time, after the Exercise Commencement Date and prior to the Expiration Time, on any business day by delivering a written notice (the "Conversion Notice") to the

Company exercising the Conversion Right and (i) specifying the total number of shares of Common Stock the Holder will purchase pursuant to such conversion and
(ii) a place and date not less than one nor more than 20 business days from the date of the Conversion Notice for the closing of such purchase.

                    (c) The Conversion Right may be exercised by the Company, at any time, or from time to time, after the Exercise Commencement Date and prior to the Expiration Time, on any business day by delivering a written notice (the "Conversion Notice") to the Holder exercising the Conversion Right as to the total number of shares of Common Stock the Holder will receive pursuant to such conversion of the balance of the Shares that may be purchased upon exercise of this Warrant, and (ii) a place and date not less than one nor more than 20 business days from the date of the Conversion Notice for the closing of such purchase.

                    (d) At any closing under this subsection 1.2.5, (i) the Holder will surrender the Warrant and (ii) the Company will deliver to the Holder a certificate or certificates for the number of shares of Common Stock issuable upon such conversion, together with cash in lieu of any fraction of a share.

     8.   Exchange of Warrant.  This Warrant may be split-up, combined or
          -------------------
exchanged for another Warrant or Warrants of like tenor to purchase a like aggregate number of Shares. If the Holder desires to split-up, combine or exchange this Warrant, he shall make such request in writing delivered to the Company at its corporate office and shall surrender this Warrant and any other Warrants to be so split-up, combined or exchange, the Company shall execute and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested. The Company shall not be required to effect any split-up, combination or exchange which will result in the issuance of a Warrant entitling the Holder to purchase upon exercise a fraction of a Share. The Company may require the Holder to pay a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split-up, combination or exchange of Warrants.

     9.   Holder as Owner.  Prior to due presentment for registration of
          ---------------
transfer of this Warrant, the Company may deem and treat the Holder as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon) for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     10.  Transfer and Assignment.  Until its expiration, this Warrant shall be
          -----------------------
assignable and transferable in accordance with and subject to the provisions of the Securities Act of 1933.

     11.  Method for Assignment.  Any assignment permitted hereunder shall be
          ---------------------
made by surrender of this Warrant to the Company at its principal office with the form of assignment attached hereto duly executed and funds sufficient to pay any transfer tax. In such event, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation thereof at the corporate office of the Company together with a written notice signed by the Holder, specifying the names and denominations in which such new Warrants are to be issued.

     12.  Rights of Holder.  Nothing contained in this Warrant shall be
          ----------------
construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following shall occur:

     13. the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings; as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

     14. the Company shall offer to the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

     15. there shall be proposed any capital reorganization or reclassification of the Common Stock, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another entity; or

     16. there shall be proposed a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall cause to be mailed to the Holder, at the earliest practicable time (and, in any event, not less than thirty (30) days before any record date or other date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken to determine the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the Common Stock and other securities and property deliverable upon exercise of this Warrant. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to exercise this Warrant shall terminate). Without limiting the obligation of the Company to provide notice to the holder of actions hereunder, it is agreed that failure of the Company to give notice shall not invalidate such action of the Company.

     17.  Lost Certificates.  If this Warrant is lost, stolen, mutilated or
          -----------------
destroyed, the Company shall, on such reasonable terms as to indemnity or otherwise as it may impose (which shall, in the case of a mutilated Warrant, include the surrender thereof, issue a new Warrant of like denomination and tenor as, and in substitution for, this Warrant, which shall thereupon become void.

     18.  Covenants of the Company.  The Company covenants and agrees as
          ------------------------
follows:

     19. at all times it shall reserve and keep available for the exercise of this Warrant such number of authorized Shares as are sufficient to permit the exercise in full of this Warrant; and

     20. all Shares when issued upon the exercise of this Warrant will be validly issued, fully paid, non-assessable and free of preemptive rights.

     21. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES PURCHASABLE UPON EXERCISE

     22.  Recapitalization.  In case the Company shall, while this Warrant
          ----------------
remains unexercised, in whole or in part, and in force effect a recapitalization of such character that the Shares purchasable hereunder shall be changed into or become exchangeable for a larger or smaller number of shares, then, after the date of record for effecting such recapitalization, the number of Shares of Common Stock which the Holder hereof shall be entitled to purchase hereunder shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason such recapitalization, and of the Purchase Price, per share, whether or not in effect immediately prior to the time of such recapitalization, of such recapitalized Common Stock shall in the case of an increase in the number of such Shares be proportionately reduced, and in the case of a decrease in the number of such Shares shall be proportionately increased. For the purposes of this Section 2.1, a stock dividend, stock split-up or reverse split shall be considered as a recapitalization and as an exchange for a larger or smaller number of shares, as the case may be.

     23.  Merger or Consolidation.  In case of any consolidation of the Company
          -----------------------
with, or merger of the Company into, any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then, as a condition of such consolidation, merger or sale or conveyance, adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of Shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock or securities as may be issued in connection with such consolidation, merger or sale or conveyance, with respect to or in exchange for the number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such consolidation, merger or sale or conveyance, not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof.

     24.  Dilution.
          --------

     25. In case the Company shall, while this Warrant remains unexercised, in whole or in part, and in force, issue (otherwise than by stock dividend or split-up or reverse split) or sell shares of its Common Stock (hereinafter referred to as "Additional Shares") for a consideration per share (before deduction of expenses or commissions or underwriting discounts or allowances in connection therewith) which shall be less than the Purchase Price, per share, in effect immediately prior to the time of the issuance or sale of such Additional Shares, then after the date of such issuance or sale, the Purchase Price per share shall be reduced to a price determined by dividing (i) an amount equal to the total amount of shares of Common Stock outstanding immediately prior to the time of such issuance or sale multiplied by such Purchase Price per share as in effect immediately prior to the issuance of such additional shares, and then adding the consideration (before deduction of expenses or commission or underwriting discounts or allowances in connection therewith), if any, received by the Company upon such issuance or sale of such additional shares, by (ii) the total number of shares of Common Stock outstanding after the date of the issuance or sale of such Additional Shares, and the number of Shares of Common Stock which the Holder shall be entitled to purchase hereunder at each such adjusted Purchase Price per share, at the time such adjusted Purchase Price per share, shall be in effect, shall be the number of whole shares of Common Stock obtained by multiplying such Purchase Price Per Share, before such adjustment, by the number of Shares of Common Stock purchasable upon exercise of the Warrant immediately before such adjustment and dividing the product so obtained by such adjusted Purchase Price per share.

     26. In case the Company shall, while this Warrant remains unexercised, in whole or in part, and in force, issue or grant any rights to subscribe for or to purchase, or any option for the purchase of Common Stock or any shares of stock convertible into or exchangeable for Common Stock (shares of stock convertible or exchangeable for Common Stock being hereafter referred to as "Convertible Securities"), or issue or sell Convertible Securities and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable (determined by dividing (i) in the case of any issuance or grant of any such rights or options, the total amount, if any, received or receivable by the Company as consideration for the issuance or grant of such rights or options, plus minimum aggregate amount of additional consideration, if any, payable to the Company upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable, or (ii) in the case of an issuance or sale of Convertible Securities other than where the same are issuable upon the exercise of any such rights or options, the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable, by, in either case (iii) the total maximum number of shares of

Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable) shall be less than either or both of the two Purchase Prices hereunder, per share, whether or not in effect immediately prior to the time of the issuance or grant of such rights or options or the issuance or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable, shall (as of the date of the issuance or grant of such rights or options or, in the case of the issuance or sale of Convertible Securities other than where the same are issuable upon the exercise of rights or Options, as of the date of such issuance or sale) be deemed to be outstanding and to have been issued for said price per share; provided, that (A) no further adjustment of the Purchase Price per share shall be made upon the actual issuance of such Common Stock upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities or upon the actual issuance of Convertible Securities where the same are issuable upon the exercise of such rights or options; and (B) rights or options issued or granted pro rata to stockholders without consideration and Convertible Securities issuable by way of dividend or other distribution to stockholders shall be deemed to have been issued or granted at the close of business on the date fixed for the determination of stockholders entitled to such rights, options or Convertible Securities and shall be deemed to have been issued without consideration; and (C) if, in any case, the total maximum number of shares of Common Stock issuable upon exercise of such rights or options or upon conversion or exchange of such rights or options or upon conversion or exchange of such Convertible Securities is not, in fact, issued and the rights to exercise such right or option or to convert or exchange such Convertible Securities shall have expired or terminated, then, and in any such event, the Purchase Price, per share, as adjusted, shall be appropriately readjusted at the time of such expiration or termination. In such case, each Purchase Price per share which is greater than the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable, as determined in this subsection (b) shall thereupon be reduced to a price determined by dividing (1) an amount equal to
(x) the total number of shares of Common Stock outstanding immediately prior to the time of the issuance or grant of such rights or options or the issuance or sale of such Convertible Securities multiplied by such Purchase Price per share plus (y) the total amount, if any, received or receivable by the Company as consideration for such issuance or grant or such issuance or sale, plus the additional amounts referred to and more fully set forth in clauses (i) and (ii) of the parenthetical material above in this subsection (b), whichever clause and whichever additional amounts may be applicable, by (2) the total number of shares of Common Stock outstanding after the date of such issuance or grant or such issuance or sale, and the number of Shares of Common Stock which the Holder shall be entitled to purchase hereunder at such adjusted Purchase Price per share, at the time such adjusted Purchase Price per share shall be in effect, shall be the number of whole shares of Common Stock obtained by multiplying such Purchase Price per share, before such adjustment, by the number of Shares of Common Stock purchasable upon the exercise of this Warrant immediately before such adjustment and dividing the product so obtained by such adjusted Purchase Price per share.

     27. For the purpose of Sections 2.3.1 and 2.3.2 above, in case the Company shall issue or sell Additional Shares, issue or grant any rights to subscribe for or to purchase, or any options for the purchase of Common Stock or Convertible Securities, or issue or sell Convertible Securities for a consideration other than cash or a consideration part of which shall be other than cash, the amount of the consideration received by the Company therefor shall be deemed to be the cash proceeds, if any, received by the Company plus the fair value of the consideration other than cash, as determined by the Board of Directors of the Company in good faith, before deduction of commissions, underwriting discounts or allowances or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, such issuance, grant or sale.

     28.  Notice of Dissolution or Liquidation.  Except as otherwise provided in
          ------------------------------------
Section 2.2 above, in the case of any sale or conveyance of all or substantially all of the assets of the Company in connection with a plan of complete liquidation of the Company, in the case of the dissolution, liquidation or winding-up of the Company, all rights under this Warrant shall terminate on a date fixed by the Company, such date so fixed to be not earlier than the date of the commencement of the proceedings for such dissolution, liquidation or winding-up and not later than thirty (30) days after such commencement date. Notice of such termination of purchase rights shall be given to the Holder at least thirty (30) days prior to such termination date.

     29.  Statement of Adjustment.  Any adjustment pursuant to the provisions of
          -----------------------
this Section 2 shall be made on the basis of the number of Shares of Common Stock which the Holder would have been entitled to acquire by exercise of this Warrant immediately prior to the event giving rise to such adjustment and, as to the Purchase Price per share in effect immediately prior to the rise to such adjustment. Whenever any such adjustment is required to be made, the Company shall forthwith determine the new number of Shares of Common Stock which the Holder hereof shall be entitled to purchase hereunder and/or such new Purchase Price per share and shall prepare, retain on file and transmit to the Holder within 10 days after such preparation a statement describing in reasonable detail the method used in calculating such adjustment.

     30.  No Fractional Shares.  Anything contained herein to the contrary
          --------------------
notwithstanding, the Company shall not be required to issue any fraction of a Share in connection with the exercise of this Warrant, and in any case where the Holder would, except for the provisions of this Section 2.6, be entitled under the terms of this Warrant to receive a fraction of a Share upon such exercise, the Company shall upon the exercise and receipt of the Purchase Price, issue the largest number of whole Shares purchasable upon exercise of this Warrant. The Company shall not be required to make any cash or other adjustment in respect of such fraction of a Share to which the Holder would otherwise be entitled. The Holder, by the acceptance of this Warrant, expressly waives his right to receive a certificate for any fraction of a Share upon exercise hereof.

     31.  No Change in Form Required.  The form of Warrant need not be changed
          --------------------------
because of any change pursuant to this Section in the Purchase Price or in the number of Shares of Common Stock purchasable upon the exercise of a Warrant, and Common Stock Purchase Warrants issued after such change may state the same Purchase Price and the same number of shares of Common Stock as are stated in the Warrants initially issued pursuant to the Agreement.

     32.  OTHER MATTERS

     33.  Payment of Taxes.  The Company will from time to time promptly pay,
          ----------------
subject to the provisions of Section 1.2.4 hereof, all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of this Warrant or the Shares purchasable upon the exercise of this Warrant.

     34.  Binding Effect.  All the covenants and provisions of this Warrant by
          --------------
or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns hereunder.

     35.  Notices.  Notices or demands pursuant to this Warrant to be given or
          -------
made by the Holder to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, as follows:

                 The L.L. Knickerbocker Co., Inc.

                 30055 Commercio

                 Rancho Santa Margarita, CA 92688

Notices to the Holder provided for in this Warrant shall be deemed given or made by the Company if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed to the Holder at his last known address as it shall appear on the books of the Company.

     36.  Governing Law.  The validity, interpretation and performance of this
          -------------
Warrant shall be governed by the laws of the State of California.

     37.  Parties Bound and Benefitted.  Nothing in this Warrant expressed and
          ----------------------------
nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company and the Holder any right, remedy or claim under promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Warrant shall be for the sole and exclusive benefit of the Company and its successors and of the Holder, its successors and, if permitted, its assignees.

     38.  Headings.  The Article headings herein are for convenience only and
          --------
are not part of this Warrant and shall not affect the interpretation thereof.

     IN WITNESS WHEREOF, this Warrant has been duly executed by the Company under its corporate seal as of the ___ day of _____________ 19___.


                              THE L.L. KNICKERBOCKER CO., INC.



                              By:_______________________________________
                                 Louis Knickerbocker, President

[Corporate Seal]

Attest:



__________________________________
    Peggy Vicioso, Secretary

                        THE L.L. KNICKERBOCKER CO., INC.


                                   Assignment



     FOR VALUE RECEIVED, _______________________________________________ hereby sells, assigns and transfers unto __________________________
_____________________ the within Warrant and the rights represented thereby, and does hereby irrevocably constitute and appoint
__________________________________________ Attorney, to transfer said Warrant on the books of the Company, with full power of substitution.


Dated: _____________________


                              Signed:______________________________________


Signature guaranteed:



__________________________________

                               Subscription Form


                       THE L.L. KNICKERBOCKER CO., INC.

                                30055 Commercio

                       Rancho Santa Margarita, CA 92688



     The undersigned hereby irrevocably subscribes for the purchase of shares of your Common Stock pursuant to and in accordance with the terms and conditions of this Warrant, and herewith makes payment, covering such shares of Common Stock which should be delivered to the undersigned at the address stated below, and, if said number of shares shall not be all of the shares purchasable hereunder, that a new Warrant of like tenor for the balance of the remaining shares purchasable hereunder be delivered to the undersigned at the address stated below.


     The undersigned agrees that: (1) the undersigned will not offer, sell, transfer or otherwise dispose of any such shares of Common Stock unless either
(a) a registration statement, or post-effective amendment thereto, covering such shares of Common Stock has been filed with the Securities and Exchange Commission pursuant to the Securities Act if 1933, as amended (the "Act"), and such sale, transfer or other disposition is accompanied by a prospectus meeting the requirements of Section 10 of the act forming a part of such registration statement, or post-effective amendment thereto, which is in effect under the Act covering the shares of Common Stock to be so sold, transferred or otherwise disposed of, or (b) counsel to THE L.L. KNICKERBOCKER CO., INC. has rendered an opinion in writing and addressed to THE L.L. KNICKERBOCKER CO., INC. that such proposed offer, sale, transfer or other disposition of the shares of Common Stock is exempt from the provisions of Section 5 of the Act in view of the circumstances of such proposed offer, sale, transfer or other disposition; (2) THE L.L. KNICKERBOCKER CO., INC. may notify the transfer agent for its Common Stock that the certificates for the Common Stock acquired by the undersigned are not to be transferred unless the transfer agent receives advice from THE L.L. KNICKERBOCKER CO., INC. that one or both of the conditions referred to in (1)(a) and (1)(b) above have been satisfied; and (3) THE L.L. KNICKERBOCKER CO., INC. may affix a restrictive legend to the certificates for shares of Common Stock hereby subscribed for, if such legend is applicable.

Dated: ______________________     Signed: ______________________________________


                                  Address: _____________________________________


                                           _____________________________________


Signature Guaranteed:


_____________________________

                                                                     EXHIBIT "C"


                     Schedule of Contingent Payments


                                        Percent of EBT      Fiscal Year
                                             1997            1998-2001
New Enterprise Associates, N, EP.            7.120             2.138

Consumer Venture Partners, I, L.P.           4.995             1.499

North Atlantic Venture Fund                  1.485              .444

Vermont Capital Venture Fund                   .55              .194

Merchant Partners, L.C.                        .75              .223

                                              15.0              .045

                                                                     EXHIBIT "D"

                                                                     EXHIBIT "E"




                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  FORM 10-KSB

                SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)


                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995
                                            -----------------


                                      OR

               SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)


                        COMMISSION FILE NUMBER 0-25488



                     THE L.L. KNICKERBOCKER COMPANY, INC.

             (Exact name of Small Business Issuer in its Charter)


          CALIFORNIA                             33-0230641

     (State or Other Jurisdiction of           (I.R.S. Employer
     Incorporation or Organization)            Identification No.)

     30055 COMERCIO
     RANCHO SANTA MARGARITA, CA          92688
-------------------------------------------------------------------------------
     (Address of Principal Offices)   (Zip Code)


        ISSUER'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (714) 858-3661

        SECURITIES REGISTERED UNDER SECTION 12(B) OF THE EXCHANGE ACT:

     TITLE OF EACH CLASS                         NAME OF EACH EXCHANGE ON
     -------------------                             WHICH REGISTERED
                                                     ----------------
     Common Stock, No Par Value                     NASDAQ  NMS
     Common Stock Purchase Warrants                 NASDAQ  NMS


        SECURITIES REGISTERED UNDER SECTION 12(G) OF THE EXCHANGE ACT:

                                     NONE

Check whether the issuer: (1) files all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 month (or for such shorter period that the registrant was required to file such reports) and (2) has been
subject to such filing requirements for the past 90 days.  Yes  X     No
                                                               ---       ---

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

The issuer's revenues for the most recent fiscal year were $13,140,346

The aggregate market value of the voting stock of the Registrant held by non-affiliates of the Registrant, based upon the closing price of the Common Stock on the NASDAQ National Market System on March 8, 1996 was $48,686,550. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

The number of shares outstanding of the registrant's Common Stock, as of March 8, 1996 was 14,325,685.


                      DOCUMENTS INCORPORATED BY REFERENCE

                                     NONE

                               TABLE OF CONTENTS

ITEM                                                                 PAGE
----                                                                 ----


39.  BUSINESS.......................................................    1

     A.   HISTORY...................................................    1

     B.   GENERAL BUSINESS..........................................    1

40.  PROPERTY.......................................................   13

41.  LITIGATION.....................................................   13

42.  SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS..............   14

43.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED

     STOCKHOLDER MATTERS............................................   14

44.  SELECTED FINANCIAL DATA........................................   15

45.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS.....................................   15

46.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA....................   19

47.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
      ACCOUNTING AND FINANCIAL DISCLOSURE...........................   19

48.  DIRECTORS AND EXECUTIVE OFFICERS...............................   19

49.  EXECUTIVE COMPENSATION.........................................   22

50.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      AND MANAGEMENT................................................   23

51.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................   24

                                    PART IV
                                    -------

52.  EXHIBITS LIST AND REPORTS ON FORM 8-K..........................   26

53.  SIGNATURES.....................................................   29

                                    PART I

ITEM 1.  BUSINESS
------   --------

HISTORY

The L. L. Knickerbocker Company, Inc. (the "Company") was formed by Louis L. Knickerbocker, Chairman, President, and Chief Executive Officer of the Company, and Tamara Knickerbocker, the Vice President of the Company, under the name International Beauty Supply, Ltd., a California corporation ("IBS"). Subsequently, in 1987 LaVie Cosmetics, a California corporation ("LaVie"), was co-founded with Michael Elam. In 1989 the Knickerbockers co-founded another company, MLF Enterprises, a California corporation ("MLF") with Mr. Elam and Farrah Fawcett, a director of the Company. MLF developed replicas of Ms. Fawcett's jewelry collection, which were sold through the television home shopping industry.

The Knickerbockers next formed Knickerbocker Creations, Ltd., a California corporation ("Creations") in 1990 and began developing the products and celebrity endorsement programs which are now part of the Company.

In 1993 it was determined that the operations of Creations and IBS should be consolidated under a single entity in order to facilitate the contemplated public offering. However, in 1990, the directors and shareholders of the Company were advised that Creations would be an unsuitable candidate for a public offering. Therefore, on May 24, 1993, the directors and shareholders of IBS approved an amendment of the articles of incorporation of the corporation changing the name of the corporation from "International Beauty Supply, Ltd." to the Company's current name, "The L. L. Knickerbocker Company, Inc." The Company then consummated an asset purchase agreement whereby the operating assets of Creations, including but not limited to the marketing and distribution rights to the products and programs of Creations, were acquired along with certain liabilities. As of the date hereof, all current active contracts of Creations have been assumed or amended to grant those rights and obligations to the Company.

The Company completed an initial public offering of common stock on January 25, 1995. The Company issued 471,500 units (including 61,500 overallotment units) comprised of two shares of common stock and one common stock purchase warrant. On August 30, 1995 the Board of Directors approved a five for one split of the Company's stock and the increase of the number of authorized shares to 100,000,000.

GENERAL BUSINESS

The Company develops a diverse line of core products, contracts for the manufacture of those products to the Company's specifications, and markets those products to customers. The Company's strength and history has been its strategy in marketing to the Home Shopping Industry by identifying the industry's key product segments (i.e. collectibles, environmental systems, jewelry, health and beauty) and building Brand recognition within those product segments. The Company often provides a celebrity or expert spokesperson to enhance the appeal of the product. The Company's celebrity programs have included products endorsed by Marie Osmond, Annette Funicello, Bob Mackie, Farrah Fawcett, Angie Dickenson, Richard Simmons, Phyllis Diller, Joan Collins and Rue McClanahan. The Company plans to expand celebrity programs introducing new key product segments.

The Company currently sells these core products through direct response marketing including; home shopping (ie; QVC Network "QVC", Home Shopping Network "HSN"), print media advertising, infomercials and direct mail campaigns as well as the newly developed retail stores and retail catalog accounts.

A breakdown of the Company's revenues during 1995 is as follows:

                    Core Business Products    63%

                    Collectible                       48%

                    Environmental                     15%

                    Marketing Consulting Services     28%

                    Other                              9%
                                                    -----

                                                     100%

          The Company's current core collectible programs include; Marie Osmond Fine Porcelain Collector Dolls, Annette Funicello Collectible Bears, The Knickerbocker Collectible Toy Company and Bob Mackie Dolls sold through QVC, direct response print advertisements, direct mail and major retail and catalog outlets nationwide.

          The Company also markets environmental products, such as the ECT Ionizer, which has no celebrity endorsement. The Company has an agreement with QVC which grants QVC certain rights regarding sales of the ECT Ionizer within the United States based on a minimum commitment.

          As a result of the Company's experience and knowledge in the area of electronic retailing, the Company provides outside companies consulting services in all facets of marketing products via direct response; such as designing packaging, identifying and negotiating for celebrity endorsement, producing Infomercials and advertising spots, and overseeing entire marketing campaigns. To date, the customers for whom the Company has performed consulting services are start-up companies.

          The Company's general 5 year growth plan consists of focusing on the following areas:

  54. To review new products and prospect the development of new brands utilizing the Company's expert marketing formulae and their introduction to the current customer base and diversification of the Company's core product lines.

55. To expand the core business by introducing new product categories into the existing programs and expand distribution of the core products internationally.

56. To continue to provide outside companies with consulting services in all facets of marketing products via direct response.

57. To develop the Paxson/Knickerbocker Media Marketing partnership which has added a new dimension to the potential growth of the Company's business. While the Company will continue the development of products for distribution via direct response spots commercials or infomercials as part of the joint venture agreement, it will explore acquisition and other opportunities synergistic with the strategic growth plans of Paxson/Knickerbocker.

58. To implement the Pure Energy Corporation business plan as to the development and marketing of the alternative fuel, and to establish an investment banking relationship which confirms an initial public offering of Pure Energy Corporation's securities.

MARKETING STRATEGIES

The Company's marketing strategy is to expand on its expertise in the development of products and building of brands utilizing multiple channels of distribution for the products and brands including; home shopping channels, infomercials, print advertising, direct mail, catalogs, retail stores, as well as, other forms of direct marketing. In implementing this strategy, the Company plans to continue its focus on marketing brands by developing a product, contracting for the manufacture of the product, and selling the product to the appropriate level of distribution. Generally, new programs are tested utilizing in-house telemarketing and once the program is deemed successful it is moved to an telemarketing house and fulfillment center. All customer data bases are compiled and managed at the Company for the purpose of back end marketing.

The Company will continue to focus on sales of the core product lines in direct response marketing via; Home Shopping Channels (ie; "QVC "HSN"), print media advertising, infomercials and direct mail campaigns as well as the newly developed retail stores and retail catalog distribution channel. In addition, the Company plans to expand its marketing and distribution channels of the core product lines by testing the international sales potential. The Company will consider strategic acquisition of other companies that may provide new product lines or additional means of product distribution.

THE DIRECT MARKETING INDUSTRY

Direct marketing has four major areas: Television Marketing, Print Media Advertising, Catalogs and Direct Mail.

Television Marketing
---------------------

Although still in its infancy, a November 1994 report by Profiles indicates Americans bought $3.85 billion worth of merchandise pitched on television in 1993 and estimates annual sales to reach $20 billion by 1999. Of the $3.85 billion, $2.2 billion that was done by the home shopping channels, $900 million by infomercials and $750 million by direct response, 800-number spot commercials. According to a Response TV news release dated July 7, 1995, Consumer confidence in product purchased from television has risen over the last three years with 74% of the surveyed buyers indicating they would purchase again from television - a 6% increase from 1993.

Home Shopping

The Company's expertise in marketing to home shopping channels has been to identify its key product segments, (i.e. collectibles, environmental systems, jewelry, exercise equipment) and build brand recognition within those product segments. Wherever practicable, the Company will concentrate on products which lend themselves to continuity programs and the building of back end business activities. The Company's management recognizes the need to remain visible in this industry as the number of customers utilizing Home Shopping Channels increases with the expansion of new subscribers. Today, more than half of American households subscribe to cable TV services. As cable TV expands and adds new subscribers, it is likely that the number of customers utilizing home shopping services will increase as well. Home Shopping has earned the reputation as one of the best ways to acquire a large number of new customers and qualified prospects There are also new Home Shopping Channels that are becoming a force in the growing industry such as Shop At Home, a Tennessee based retailer with approximately 10 million cable homes. The crossover continues between traditional retail outlets and Home Shopping, according to the January 1995 Greensheet Report, Montgomery Ward agreed to invest $8 million in Value Vision International, Inc. to enable Value Vision to change its merchandise mix. The Company has sold Value Vision $250,000 worth of jewelry inventory and is in the process of new product development for this customer.

Generally, the format of the home shopping channels is to present 6 to 12 new items per hour. Each hour can be comprised of a special program (i.e. all Marie Osmond Dolls), or a mix of products (i.e. a gift hour with different kinds of gift items). Special programs, such as celebrity programs, can be given as much as three straight hours of prime time. These types of programs must be high-dollar volume programs to warrant the allocation of this time. The home shopping networks purchase products from vendors and handle all the fulfillment of orders which they receive from customers. Typically, the vendors ship products to a central home shopping network warehouse before the item is sold on the air. When the customer order is taken by the home shopping network operators, the order is filled from the home shopping network warehouse directly to the customer.

The dominant companies of the cable home shopping industry are Home Shopping Network ("HSN"), and QVC Network ("QVC"). Together, these two companies alone generated over $2.6 billion in annual sales in 1995, however, there has been an emergence of other companies moving into the home shopping format within the past 2 years to take advantage of industry growth such as Value Vision and Shop At Home.

Despite the magnitude of the annual sales of these companies in the home shopping industry, there is actually a small percentage of consumers who receive the television home shopping programming who have purchased products from a television home shopping channel. With the growth in annual sales the industry has enjoyed, and the growing awareness and popularity of this relatively new sales medium due to its convenience and product accessibility, the prospects for future growth of the industry are expected to be excellent. The Company plans to continue to focus on developing products and brands for home shopping channels, in the hope of capitalizing on the industry's growth.

Infomercials and Direct Response Spot Commercials

To further the development of the Company's goals in developing products for the infomercial market the Company entered into a partnership agreement with Paxson Communications, Inc. (AMEX: PXN) on December 5, 1995. Paxson Communications agreed to commit up to $10 million in cash and television air time toward the joint development of brands to be tested and marketed through Paxson's infomercial television network, "In TV". The Company's first project is scheduled to be introduced in the first quarter of 1996. Paxson Communications, Inc. currently owns, operates or affiliates with 32 stations in 30 markets reaching 44 million homes. Industry trends show that a successful infomercial drives retail sales, producing additional retail sales equal to six to ten times the infomercial sales. According to the 1994 Greensheet Annual Review, the relationship between home shopping networks and Infomercials is closer than ever. Not only have HSN and QVC developed their own infomercial-producing divisions but more and more infomercial products are achieving record success on the home shopping stations. Gross annual sales generated by infomercials increased from $350 million in 1988 to an estimated $900 million in 1993. The Company has produced and tested several infomercials. This format of infomercials is different from the format of live home shopping shows like QVC, HSN or Value Vision, in that the commercial is filmed, edited and produced rather than being shown live.

Direct Response Print Advertisements
------------------------------------

Direct Response print advertisers focus on a narrow product line selection with potentially high dollar volume. In May of 1995 the Company launched its first direct response program featuring a Marie Osmond collectible doll. This introduction took place in Doll Reader Magazine, followed by other collectible trade publications such as DOLLS, Doll Crafter, Contemporary Dolls, Collectors Mart and finally placed in mainstream publications such as Disney, Woman's Day, McCalls, National Enquirer etc. In August of 1995 the Company launched its second direct response campaign with Bob Mackie's high end fashion porcelain doll. The introduction took place in DOLLS Magazine followed by other collectible trade publications such as Doll Reader, Doll Crafter, Contemporary Dolls, Collectors Mart and finally placed in mainstream publications such as National Enquirer, the Company found that this higher dollar, more collectible doll performed better in the trade publications rather than the mainstream publications. The final 1995 direct response introduction was an Annette Funicello collectible bear, the introduction took place in Teddy Bear and Friends Magazine followed by other collectible trade publications such as Teddy Bear Review, Teddy Bear Times, Collector Mart and finally placed in mainstream publications such as Disney, Woman's Day, McCalls, National Enquirer etc.

With these positive tests the Company plans to continue the development and placement of direct response print media advertising and to expand the customer data base in 1996. The Company plans to also use the customer data base resource to expand the direct mail portion of its business.

Catalog and Direct Mail Marketing
---------------------------------

Catalog shopping in the U.S. showed impressive growth last year according to a new national survey to be published in the March 1996 issue of "Catalog Age" magazine. The survey showed an increase in total catalog shoppers to 52% from 41% in 1993. Direct mail sales in general continue to grow, according to Direct Marketing magazine, total U.S. mail order sales hit $233 billion in 1993, up 7% over 1992. Today, there are over 10,000 mail order catalog companies and there are over 150 Fortune 500 companies that are engaged in direct marketing.

CORE BUSINESS

Collectibles
------------

Collectibles were targeted by the company because the category represents a significant portion of television home shopping sales.

Marie Osmond Fine Porcelain Collector Dolls - The Company launched the Marie Osmond Collectable Doll line nationally in conjunction with QVC and the Walt Disney Company in 1991. The line currently consists of over 250 different styles of dolls ranging in price from $20 to $600. The program has generated revenue for the Company in excess of $18.3 million from its inception in 1990 through December 31, 1995. Revenue from this program for the year ended December 31, 1995 are approximately $5.3 million, which represents approximately 40% of the Company's total revenue for the year.

Annette Funicello Collectible Bear Company - The Company launched its new line of Annette Funicello collectible teddy bears at Disneyland's First Annual Teddy Bear Classic in June 1992. The line of collectable teddy bears currently consists of over 150 different styles of bears ranging in price from $25 to $300. The Annette Funicello Collectable Bear line has generated over $2.6 million in sales for the Company since its introduction.

The Knickerbocker Collectible Toy Company - The Knickerbocker name is well recognized in the toy and collectible teddy bear industries. The Company began selling collectible Knickerbocker products in October 1986, and was issued the trademark "Knickerbocker" for toys, dolls, stuffed animals plush animals and marionettes in January, 1996. The Company launched its new line of Knickerbocker Collectible Toys at the Collector Communications, Doll and Teddy Bear Expo in Virginia in August 1995. The Company expanded into the retail arena by establishing a relationship with one of the industry's leading gift/collectibles buying syndicates, Gift Creations Concepts ("GCC"). GCC is considered the innovator among retail/catalog syndicates, their roster of retailers includes 375 of the finest stores in the gift industry. The GCC Member Retailers wrote orders totaling 58 million wholesale dollars with participating vendors. The line of collectable teddy bears currently consists of over 25 different styles of bears ranging in price from $29 to $89.

Bob Mackie Legendary Beauties - The Company introduced the first edition of Bob Mackie's fashion dolls in August of 1995 in DOLLS Magazine in a direct response print advertisement at a retail price of approximately $300. Bob Mackie is recognized for his designs of limited edition Barbie(R) Dolls marketed by Mattel. The Company's license agreement allows for the collection to be sold through direct response advertising only.

Environmental
-------------

Ionizers were targeted by the company as an established category that has been sold through the home shopping channels for many years. Ionizers are one of the few products which are sold on a daily basis. Environmental Control Technology
(ECT) Ionizer is a device for removing potentially harmful particles (such as second hand cigarette smoke, bacteria, dust and pollens) from an indoor environment. The ECT Ionizer was introduced on QVC in early March 1994 with ionization expert James Yehl as the inventor and spokesperson. This product, featuring patented technology, was developed by the Company in conjunction with an environmental systems company and is covered by exclusive licensing and manufacturing agreements. The Company has an agreement with QVC which does not obligate QVC to purchase the ECT Ionizer, but which does grant QVC certain rights regarding sales of the ECT Ionizer based upon the purchase by QVC of a minimum of $6 million of the ECT Ionizer over a two year term. The ECT Ionizer sells for an approximate retail price of $79. Since its introduction in 1994, this product has generated revenue for the Company of approximately $5.4 million through December 31, 1995.

Marketing Consulting  Services
------------------------------

The Company's marketing department provides consulting and marketing expertise in areas of direct marketing for a fee to outside companies. The scope of services varies based on the individual client needs, following are a list of some of the services available: Target Marketing, Corporate/Product Image, Package Development, Direct Response Marketing Plan, Celebrity Endorsements, Infomercial Production, Internet Placement, Media Buying, Management of Inbound Telemarketers, Credit Card Processing and Fulfillment Centers. Revenue from marketing services represented 28% of the Company's total revenue for the year ended December 31, 1995. Due to the "start-up" nature of certain customers for whom the Company performed services, the Company has established a reserve of approximately $741,000 for uncollectible accounts receivable in 1995.

Other
-----

Timphaven Productions, Valerie Trott- The Company introduced a series of video tapes and an interactive model's manual entitled, "Secrets of Modeling" by Valerie Trott, President of Elite Model Management, Los Angeles. Elite Model Management is the worlds largest modeling agency, the series includes inside tips on getting into the business by one of the industries biggest insiders, Valerie Trott. The series is being tested through several direct response marketing avenues such as; Infomercial, Direct Response Print Advertising and Direct Mail. The company is also exploring the possibility of marketing the series at key video/book retailers.


SUMMARY OF REVENUE BY PRODUCT LINE

In 1995, revenue for the Company was $13,140,346. Home shopping channels accounted for approximately 60% of the Company's revenue in 1995. The remaining 1995 sales were generated through wholesale customers and the Company's efforts in alternative direct response channels of distribution. The breakdown per product line for revenue in 1995 is as follows:


Year ended December 31, 1995

         Category                                    $000's    Percent
         -----------------------------------------   -------   -------
         Marie Osmond Collectibles                   $ 5,380      40.9%
         Marketing Services                            3,632      27.6%
         ECT Ionizer                                   1,972      15.0%
         Funicello & Knickerbocker Collectibles          717       5.4%
         Bob Mackie Collectibles                         284       2.2%
         Internet Marketing                              430       3.4%
         Elite                                           276       2.1%

         Other collectibles                              449       3.4%
                                                     -------     -----

         Total                                       $13,140     100.0%
                                                     -------     -----


         CORE PRODUCTS UNDER DEVELOPMENT


         Collectibles
         ------------

         The Company is currently expanding the Marie Osmond Fine Porcelain Doll line, the Annette Funicello Collectible Bear Company collection, The Knickerbocker Collectible Toy collection., the Richard Simmons, "Such An Angel" line of angel figurines under development with Richard Simmons and Goodtimes Entertainment and the Honeymooners collection of figurines depicting the characters from the original Honeymooners television show.


         Environmental
         -------------

         The Company plans to develop related products under the ECT name as well as exploring international distribution of the original ECT Ionizer.



         NEW PRODUCTS UNDER DEVELOPMENT


         Alternative Fuel
         ----------------

         The Company entered into an agreement with Pure Energy Corporation to purchase 40% of the outstanding capital stock of Pure Energy Corporation (see Material Contracts) to develop a proprietary alternative fuel. The alternative fuel being developed will have its greatest impact on corporate, industrial and governmental agencies, as they cope with federal legislation that mandates use of fuel powered by non-petroleum products. Legislation passed by the Environmental Protection Agency's administration of the "1990 Amendments to the Clean Air Act" and the Department of Energy's administration of the "Energy Policy Act of 1992" require that federal motor pools use an alternative fuel in their vehicles by the year 2000. The fuel is being developed by Pure Energy Corporation under exclusive license from Princeton University.

         Collectibles
         ------------

         The Richard Simmons Such an Angel Collection- The Company has an exclusive license agreement to manufacture and distribute the line of angel figurines under development with Richard Simmons and Goodtimes Entertainment. The line of collectible porcelain angel figurines, "Such An Angel", will be based on a children's book and video written by Richard Simmons and produced by Goodtimes Entertainment. The collection is scheduled to debut in fourth quarter of 1996.

         The Honeymooners Collection- The Company has an exclusive license agreement to manufacture and distribute porcelain dolls and figurines depicting the characters from the original Honeymooners television show. The Company is currently working with Jackie Gleason's daughter, Geri Chutuk, to develop a program that is scheduled to be launched in mid 1996. The forty-fifth anniversary of the Honeymooner's show is in 1996.

         Health and Beauty
         -----------------

         Facial Steamer System- The Company has a contract for the worldwide manufacturing, marketing and distribution of the patented Lifetime of the His or Her - Facial Steamer System and Lifetime of Skincare from inventor Tom Mehl, president of His or Her by Mehl of Puerto Rico, Inc. This new product is scheduled to debut in the second quarter of 1996. The Facial Steamer/Lifetime of Skincare is a revolutionary, patented hand held device for facial treatments which emits a vitamin enriched moisturizing steam proven to reduce fine wrinkles and rehydrate the skin. The spokesperson for this product will be world famous dermatologist, Dr. Nardo Zias.

         Fit and Firm - A joint venture between Paxson Communications and The L.L. Knickerbocker Company with Florence Griffith Joyner ("Flo Jo") as spokesperson for the Fit and Firm licensed exercise equipment developed by Brainstorm Product Development. Florence Griffith Joyner ("Flo Jo") is currently working with the Company on the development of the production proto type. The device is scheduled for focus group tests in the second quarter of 1996 and the infomercial is scheduled to debut early in the third quarter of 1996.

         Jewelry
         -------

         Grant King Jewelry - The Company is developing jewelry products with Grant King International, Ltd. ("GKI") for shipping to the home shopping industry in the first quarter of 1996. The Company anticipates substantial business within the home shopping and retail markets with GKI's gemstones and jewelry designs.

         Marketing Consulting Services
         -----------------------------

         Direct Response Marketing Services - The Company plans to continue offering its direct marketing services to outside companies for a fee. The scope of the services available includes: target marketing, corporate/product image, package development, direct response marketing plan, celebrity endorsements, infomercial production, Internet placement and management of outside and fulfillment centers.

         Internet Marketing - The Company recognizes the growth in the consumer base utilizing the Internet and the potential of direct response sales through this media. As technology advances and consumer awareness builds this media should continue to be increasingly accepted as a means for marketing goods and services. The Company plans to continue the marketing of its products through the Internet, as well as, developing direct marketing sites for other companies.

         Other
         -----

         Mr. Khalsa; Numerology; Mr. Khalsa is a master Numerologist who is known for his accuracy. The Company created an infomercial as the first project between Paxson Communications and The L.L. Knickerbocker joint venture agreement. The Numerology infomercial was completed in February 1996 and the Company is testing the 30 minute infomercial and plans a roll out in the second quarter of 1996.

         Although the Company currently believes that the above listed products can be developed and produced as commercially viable product line additions, there can be no assurance that the new products will be introduced or, if introduced, that they will be successful.

         PRODUCTION PROCEDURES

         Purchasing
         ----------

         The Company develops the product, locates an appropriate contract manufacturing facility and prepares samples, which are presented to the customer for approval. Upon approval of the samples by the customer, the customer issues a purchase order to the Company for the desired quantity of the product. In some cases the purchase order is secured by an irrevocable and transferable letter of credit, and the order is placed with the Company's contract manufacturer for production. Under certain circumstances the Company manufactures product for sale without an irrevocable and transferable letter of credit.

         Manufacturing
         -------------

         The Company utilizes contracted manufacturing facilities for its production. The Company's products generally are drop-shipped from the contract manufacturers directly to the Company's customers, only a small percentage is shipped to the Company's warehouse for delivery to distributors, wholesalers and retailers. Each line has a Product Manager who is responsible for costing and designating the manufacturing source for each product and for monitoring the quality control of the finished product. The quality standards are reviewed and products are inspected by an independent inspection company with a Company representative present on occasion. The Company has manufacturers in United States, Hong Kong, China, Malaysia, Thailand and Taiwan.

         MATERIAL CONTRACTS

         Pure Energy Corporation
         -----------------------

         The Company entered into an agreement with Pure Energy Corporation on February 7, 1996 to purchase 40% of the outstanding capital stock of Pure Energy Corporation in exchange for options to purchase 200,000 shares of the Company's capital stock for $8.50 per share and 200,000 shares of the Company's capital stock for $12.00 per share, and a funding commitment of the Company to advance up to $1.0 million for the development of a proprietary alternative fuel by Pure Energy Corporation. In March 1996 Pure Energy Corporation entered into a letter of intent with Biofine, Inc. to license patented technology to produce the components of the proprietary low cost alternative fuel formula. Due diligence is underway and will be completed before the execution of a definitive license agreement.

         Paxson Communications, Inc.
         ---------------------------

         The Company entered into a joint venture with Paxson Communications Corporation on December 21, 1995 to form a corporation to be known as IN/LLK Media Marketing. The Company will devote marketing management services to IN/LLK Media Marketing. Initially, IN/LLK Media Marketing will develop six individual products and services for marketing through the home shopping industry. The joint venture is initially structured as a general partnership between Paxson Communications, Inc. and the Company named Paxson/Knickerbocker Media Marketing. On January 22, 1996 the first joint venture agreement was entered into with Agia Akal Singh Khalsa to develop and market the numerology concept of Agia Akal Singh Khalsa through infomercials, radio, print media, the home shopping industry and the worldwide web. The agreement provides for Agia Akal Singh Khalsa to receive royalties on the worldwide sales of the numerology services, and an advance royalty of $5,000 for each personal appearance.

         Grant King Enterprises
         ----------------------

         The Company entered into an agreement on November 28, 1995 to become the exclusive international distributer in the United States for all products created by Grant King International Co., Ltd. located in Bangkok, Thailand. Grant King International Co., Ltd. was formed in 1992 and specializes in the design and development of jewelry for the mass merchandise market. The agreement reached between the Company and Grant King International Co., Ltd. gives the Company the right to acquire 49% of Grant King International Co., Ltd. in exchange for warrants to purchase 300,000 shares of the Company's capital stock at $5.50 per share. A second agreement entered into on November 27, 1995 with Grant King Design Co., Ltd. provides for the Company to receive the sum of $750,000 plus a management fee of 10% of the sales of jewelry products manufactured by Grant King Design Co., Ltd. and sold in the United States through HSN, QVC, Value Vision and Shop at Home. The agreement obligates the Company to purchase $200,000 of the inventory of Grant King Design Co., Ltd. over a twelve month period. The initial term of this agreement is five years with an automatic renewal clause if sales are a minimum of $50 million.

         Timphaven Productions, Valerie Trott
         ------------------------------------

         The Company entered into a Licensing Agreement with Timphaven Productions, Inc. and Valerie Trott on July 24, 1995. The agreement provides that the Company will market a series of video tapes and an interactive model's manual entitled, "Secrets of Modeling". The series is being tested through several direct response marketing avenues such as; Infomercial, Direct Response Print Advertising and Direct Mail. The company is also exploring the possibility of marketing the series at key video/book retailers. The Company is obligated under the agreement to pay a royalty on sales of the products covered by the agreement of 8% of annual sales under $5.0 million, 9% of annual sales between $5 and $15 million, 9.5% of annual sales between $15 and $20 million, and 10% of annual sales in excess of $20 million.

         Richard Simmons
         ---------------

         On May 1, 1995, the Company entered into a License Agreement with SIM-GT Licensing Corp. to license the name, likeness and trademarks of Richard Simmons. The Company has been granted the exclusive license to manufacture and distribute the line of angel figurines under development with Richard Simmons and Goodtimes Entertainment. The line of collectible porcelain angel figurines, "Such An Angel", is scheduled to debut in fourth quarter of 1996.

         The Tracker Corporation of America
         ----------------------------------

         On March 15, 1995 the Company entered into a marketing consulting agreement with The Tracker Corporation of America, Inc. ("Tracker") which provides that the Company will launch a television and marketing campaign to be initially launched in the California marketplace to market Tracker's products, and if successful, to launch national and international marketing campaigns for Tracker's products.

         As compensation for the services to be performed by the Company,
Tracker:

     (i) agreed to pay the Company a fee of $212,975 immediately and issue 800,000 restricted shares of Tracker common stock, valued at $2.50 per share based on the trading price of the Tracker common stock on the date of the agreement;

     (ii) will pay the Company a fee equal to 7% of gross sales generated by the Company, net of returns, during the test campaign in California, which is to last 30 days; and

     (iii) will pay the Company a fee of 15% of gross sales generated by the Company, net of returns, on national sales, and 20% of gross sales generated by the Company, net of returns, on international sales, after the successful completion of the test campaign in California.

The Company received 400,000 of the 800,000 Tracker common shares immediately and the balance is currently due to the Company as a result of the successful completion of the California test campaign and the commencement of the national and international campaigns. The Tracker common shares shall bear a restrictive legend barring the Company from selling the shares for two (2) years from March 15, 1995, without the prior written consent of Tracker.

Following completion of the California test campaign, Tracker shall have 14 days to notify the Company in writing that Tracker elects to cancel the Agreement.
In the event that Tracker so notifies the Company, the Agreement will be canceled and Tracker will return the remaining 400,000 common shares to its treasury and the Company will have no claim on such shares. If notice is not given, the Agreement shall continue for a period of three (3) years (the "Initial Term") with automatic one-year renewals unless one of the parties provides notice of cancellation 30 days prior to the completion of the Initial Term or any subsequent renewal term.

Tracker, through a wholly-owned subsidiary, The Tracker Corporation, is a developmental stage entity engaged in the development, marketing and operation of a unique system to aid in the recovery of lost or stolen items using advanced bar code and laser scanning technologies. Tracker has been in a developmental state since its inception.

The agreement with Tracker is different from other agreements that the Company has in that Tracker is marketing its own products and the Company is providing a service to Tracker by developing Tracker's marketing programs.

Bob Mackie (US), Inc.
---------------------

The Company entered into a License Agreement with Bob Mackie (US), Inc. on May 1, 1994 with respect to the use of the mark "Bob Mackie." The material terms of the Agreement provide that Bob Mackie (US), Inc. will develop a group of designs for sale to QVC Cable Television. All articles produced from the designs are subject to the inspection and approval of Bob Mackie (US), Inc. The Agreement will expire 18 months after the first QVC broadcast featuring the products, which was scheduled for the fourth quarter 1995, and the Agreement may be renewed by the Company with notice for an additional twelve months if Bob Mackie
(US), Inc. has received a minimum of $50,000 in royalties during the initial term. Bob Mackie (US), Inc. retains all intellectual property rights to the licensed mark, and the Company is solely responsible for the costs of manufacturing, distribution, advertising and sales. Bob Mackie (US), Inc. is required to use reasonable best efforts to provide the services of Bob Mackie as the spokesperson for the products for a maximum of ten personal appearances on QVC Cable Television per 18 or 12 month period. Bob Mackie (US), Inc. receives royalties of eight percent of the net sales proceeds received by the Company from all sales of the products covered by the Agreement. The Company is required to keep product liability and spokespersons' liability insurance to cover the products and the parties.

QVC Network, Inc.
-----------------

The Company entered into a License Agreement with QVC Network, Inc. on September 29, 1993 with respect to the marketing, promotion, distribution and sale of the ECT Clean Room System Ionizers and related products. The material terms of the Agreement provide that the Company grants to QVC Network, Inc. the exclusive license, rights and privilege to promote the products worldwide. The initial term of the Agreement is two years after the first QVC broadcast featuring the products, which was March 4, 1994, and the Agreement automatically and continuously renews for additional two year terms unless the Company gives notice of its intent not to renew at least 30 days prior to the end of a term, or net purchases by QVC Network, Inc.

are less than $6.3 million during the first term, and 110% of the preceding minimum amount during each succeeding renewal term. The Company is required to provide the services of Jim Yehl as the spokesperson for the products for a maximum of twelve personal appearances on QVC Cable Television per year. QVC Network, Inc. has the right, but is not obligated, to purchase the products from the Company upon issuance of purchase orders, and, if the Company sells to parties other than QVC Network, Inc., it is required to pay a commission to QVC Network, Inc. of 5% of net sales of all the products sold by the Company to re-sellers and 2.5% of net sales of all the products sold by the Company to end users.

American Environmental Systems, Inc.
-----------------------------------

Knickerbocker Creations, Ltd. entered into a Product Development and License Agreement with American Environmental Systems, Inc. on August 4, 1992 with respect to the development of the ECT Clean Room System Ionizers and related products (the "Product Development and License Agreement"). A second agreement was entered into between the parties on October 22, 1992 with respect to the licensing of the trademark "ECT(R) (the "Trademark License Agreement"). The agreements were assigned to the Company with the consent of American Environmental Systems, Inc. effective September 28, 1993.

The material terms of Agreement provide that the Company pay a development fee of $20,000 to American Environmental Systems, Inc. in exchange for the exclusive license, rights and privilege to manufacture, sell and distribute the products. The Company is solely responsible for the costs of manufacturing, distribution, advertising and sales of the products, once they are developed. American Environmental Systems, Inc. receives royalties of five percent of the proceeds received by the Company from all sales of the products covered by the Agreement. The exclusivity of the manufacturing and distribution licenses is contingent on the payment to American Environmental Systems, Inc. of a minimum of $100,000 in royalties each year. After the third year of the Agreement, the failure to pay the minimum $100,000 royalties will result in the immediate termination of that
Agreement.  To date the Company has met all contractual minimum payments.   The
Company is entitled to the services of James Yehl as the spokesperson for the products for a minimum of ten personal appearances on QVC Cable Television per year. Other than the termination for failure to make minimum royalty payments or breach of the terms of the Agreement, the Agreement will remain in force indefinitely.

The material terms of the Trademark License Agreement provide that the Company pay a royalty of two percent of the proceeds received by the Company from all sales of the products using the trademark "ECT(R) and which are covered by the Product Development and License Agreement. The term of the Trademark License Agreement is the length of time that the Product Development and License Agreement remains in force.

Cello, Inc.
-----------

The Company entered into License Agreement with Cello, Inc. on May 13, 1994 with respect to the services of Annette Funicello. The material terms of the Agreement provide that the Company will design, develop and manufacture collectable teddy bears and dolls, and such other products as the parties shall agree on, with the approval of Cello. Cello retains all intellectual property rights to the products, and the Company is solely responsible for the costs of manufacturing, distribution, advertising and sales. Cello is bound to provide the services of Annette Funicello as the spokesperson for the products, subject to Cello's approval of commentary and production, for a minimum of eight personal appearances on QVC Cable Television per year for a total of four years. Cello receives royalties of ten percent of the proceeds received by the Company from all sales of the products covered by the Agreement, less credit for returned items. Cello receives the sum of $15,000 for each appearance by Annette Funicello on QVC where a new product is introduced, and this sum is credited against royalties due to Cello. The Company is required to keep products liability and spokesperson liability insurance to cover the products and the parties. The Agreement terminates in January 1998, except that Cello has the right to terminate the Agreement if it does not receive a minimum of $150,000 in royalties during any one year, and the Agreement automatically renews for an additional three years if Cello has received a minimum of $850,000 in royalties during the initial four years. To date the Company has met all contractual minimum payments.

Marie, Inc.
-----------

The Company entered into a License Agreement with Marie, Inc. On April 1, 1993 with respect to the services of Marie Osmond. The material terms of the Agreement provide that the Company will design, develop and manufacture dolls, and such other products as the parties shall agree on, with the approval of Marie, Inc. The Company retains all intellectual property rights to the products unless they contain Marie Osmond's name, and the Company is solely responsible for the costs of manufacturing, distribution, advertising and sales. Marie, Inc. is bound to provide the services of Marie Osmond as the spokesperson for the products, subject to Marie, Inc.'s approval of commentary and production, for a minimum of eight personal appearances on QVC Cable Television per year for a total of five years from April 1, 1993. Marie, Inc. receives royalties of eight percent, from April 1, 1993 through December 31, 1993, and ten percent thereafter of the proceeds received by the Company from all sales of the products covered by the Agreement, less credit for returned items. Marie, Inc. also receives travel expense reimbursement and a per diem for days on which an appearance is made by Marie Osmond on QVC. The Company is required to keep products liability and spokesperson liability insurance to cover the products and the parties. The Agreement is for a five year term, and expires on April 1, 1998, except that Marie, Inc. has the right to terminate the Agreement if it does not receive a minimum of $500,000 in royalties during any one year, and the Agreement may be renewed by the Company for an additional five years if Marie, Inc. has received a minimum of $600,000 in royalties during the last year of the initial term. During the extended term, Marie, Inc. has the right to terminate the agreement if it has not received a minimum of $600,000 in any one year of the extended term. To date the Company has met all contractual minimum payments.

TRADEMARKS AND LOGOS

The Company has the right to use the trademark names of the following spokespersons and celebrities currently under contract: Marie Osmond, Annette Funicello, Bob Mackie, Richard Simmons, Valerie Trott, Jim Yehl, Gleason and the Honeymooners. The Company has also been issued trademarks under the following names: Knickerbocker Bears, Knickerbocker Dolls, Knickerbocker Toys, Knickerbocker Collectibles and Knickerbocker and KNICKERBOCKER DIRECT. Trademark applications have been filed for; Cyberbroadcasting. The Company also has a marketing and licensing agreement with QVC to manufacture and sell the Environmental Control Technology ECT Ionizer. QVC has filed an application for registration of the name.

COMPETITION

The direct marketing business is highly competitive and many of the Company's competitors have substantially greater financial and personnel resources than the Company. The Company believes that its primary competitors in direct marketing are difficult to distinguish because the Company is involved in five types of direct marketing: Home Shopping, Infomercials, Print Media Advertising, Catalogs and Direct Mail. The Company feels, however, that its main competitors are National Media, Georgetown Collections, Amcor and the Vermont Teddy Bear Company. The Company also competes with large infomercial companies such as Guthy-Renker, and large direct mail companies such as the Franklin Mint, as well as a variety of retailers and other direct marketers. In addition, according to the Company's management, obtaining product acceptance by QVC is very competitive because of the increased exposure and recent success of the home shopping industry.

EMPLOYEES

As of March 15, 1996, the Company has 25 full time and 6 part time employees who were employed at the Company's main office in Rancho Santa Margarita, California. The 25 full time employees are comprised of four executives, six product development, two sales, five administrative, four customer service and four warehouse employees. The six part time employees are comprised of two product rework area, one warehouse and one customer service, two clerical employees.


ITEM 2.  PROPERTY
------   --------

The Company leases office and warehouse space at 30055 Comercio, Rancho Santa Margarita, California 92688. The building space allocation is 1,500 square feet of office space and 8,500 square feet of warehouse space. On February 15, 1995, the Company signed a new 3 year lease agreement for the premises at a rate of $7,755 per month, which includes taxes, maintenance, and property insurance. The previous lease had expired on January 31, 1995. The Company also owns various computer and office equipment located in its main facility.


ITEM 3.  LITIGATION
------   ----------

On February 27, 1996 a lawsuit was filed in Orange County Superior Court, Case No. 759883, naming Louis L. Knickerbocker, Tamara Knickerbocker and the Company as defendants. The plaintiff, Michael Elam, is a minority stockholder in MLF, a company in which Mr. Louis Knickerbocker and Ms. Farrah Fawcett owned an interest. Mr. Elam's lawsuit seeks damages for sums allegedly owed to him by Mr. Knickerbocker from the operations of that company. Counsel for the Company believes that the demand is unfounded and that the lawsuit is without merit. The Company plans to defend the lawsuit and will tender a claim for costs of the defense to its Directors' and Officers' Insurance carrier.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
------   ---------------------------------------------------

There were no matters submitted to a vote of security holders in the fourth quarter of fiscal 1995.

                                 PART II



ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
          ---------------------------------------------------------------------

STOCK MARKET AND OTHER INFORMATION

The Company's common stock is listed on the NASDAQ National Market System under the symbol "KNIC" and has been so listed since January 25, 1995. Previous to such date, there was no public trading market for the Company's equity securities. In addition, warrants to purchase up to 2,357,500 shares of the Company's Common Stock are listed on the NASDAQ National Market System under the symbol "KNICW." The terms of the warrants provide that one warrant plus $1.30 are required to purchase one additional share of the Company's common stock. The warrants are redeemable at the Company's option commencing March 15, 1995 upon 30 days notice to the warrant holders at $0.01 per share if the closing bid of the Common Stock averages in excess of 110% of the then current exercise price of the warrants for a period of 20 consecutive trading days ending within 15 days of the notice of redemption.

On March 18, 1996, the Common Stock closed at $9.125 per share. The closing price of the Company's stock on December 29, 1995 was $8.25. The total volume of shares traded during the year ended December 31, 1995 was 25,351,657 shares. As of March 27, 1996, there were 78 holders of record of the Company's Common Stock.

The following table presents information on the high and low prices per share for the Company's Common Stock for each fiscal quarter in 1995.

               1995:                   HIGH $           LOW $
          ---------------------------------------------------
          First Quarter                 1.175           0.750
          Second Quarter                1.100           0.725
          Third Quarter                10.400           1.050
          Fourth Quarter                9.500           4.500

          DIVIDENDS

          The Company has never paid any dividends on the Common Stock. The Company intends to retain earnings and capital for use in its business and does not expect to pay any dividends within the foreseeable future. Any payment of cash dividends in the future on the Common Stock will be dependent on the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under debt obligations, as well as other factors that the Board of Directors deems relevant.


          TRANSFER AGENT AND REGISTRAR

          American Securities Transfer, Inc. of Colorado has been appointed and serves as transfer agent and registrar of the

Company's Common Stock and Warrants.


ITEM 6.  SELECTED FINANCIAL DATA
------   -----------------------

                          SCHEDULE I - FINANCIAL DATA

                                                1993              1994           1995
                                             -----------       ---------      ----------

     Net Revenues                             $5,155,626       7,779,955      13,140,346

     Net Income (loss)                        $ (102,516)        725,244       1,268,520

     Net Income (loss) per common Share             (.01)(1)         .10(1)          .10

     Total Assets                             $1,438,673       2,201,591      11,213,614
                                              ----------       ---------      ----------

------------------

     (1) Adjusted to reflect the five-for-one stock split effected August 1995


                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                         Additions
                                           Balance at    charged to               Balance at
                                          beginning of   costs and                  end of
                                             period       expenses    Deduction     period
                                          ------------   ----------   ---------   ----------
          Allowance for Doubtful
          Accounts Classifications
          for Year ended December 31

               1993                                 $0            0           0            0

               1994                                 $0            0           0            0

               1995                                 $0      741,294           0      741,294


ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
------   -----------------------------------------------------------------------
OF OPERATIONS
-------------

         OVERVIEW

          The L. L. Knickerbocker Company, Inc. (the "Company") was formed by Louis L. Knickerbocker, Chairman, President, and Chief Executive Officer of the Company, and Tamara Knickerbocker, his wife and the Vice President of the Company, under the name International Beauty Supply, Ltd., a California corporation ("IBS"). IBS developed a line of cosmetics called "Orchid Premium" that was initially marketed to professional beauty supply houses and subsequently expanded to retail stores.

          The Company's principal business has been to develop, manufacture, and sell products to the home shopping industry. The Company's strategy has been to bring celebrity or spokesperson involvement to the design, endorsement and marketing of its products. Using this strategy, the Company was the first to bring celebrities to the home shopping industry and has documented product marketing successes. The Company continues to focus on maximizing revenues through the home shopping industry and believes that such medium is a strong marketplace for its products. While continuing to maximize opportunities to market its products though the home shopping industry, the Company has focused on expanding its distribution channels to include various types direct response advertising, including print advertisements, infomercials and the Internet. Additionally, the Company generates revenue from the production of infomercials and marketing programs for other companies desiring to market their products over the home shopping industry and the Internet. In the most recent year ended December 31, 1995, the Company's net revenues increased $5,360,391 or 69% to $13,140,346 as compared to net revenues for the year ended December 31, 1994 of $7,779,955. The Company's profitability continues to increase. For the year ended December 31, 1995, the Company's net income was $1,268,520, an increase of $543,276 or 75% when compared to net income of $725,244 in 1994.


          RESULTS OF OPERATIONS

          The following table sets forth, for the periods indicated, the percentage of revenues represented by items included in the Company's Statements of Operations.

                               Year Ended December 31
                                 1994          1995
                              -----------   ----------

      Revenue                      100.0%       100.0%

      Cost of revenue               54.1         48.2

      Gross Profit                  45.9         51.8

      Operating Expenses            30.6         36.3

      Operating income              15.3         15.5

      Interest (expense)            (0.2)         0.8

      Net income                     9.3          9.7

      During the three months ended December 31, 1995, the Company recorded an additional provision for doubtful accounts of approximately $463,000.


      Revenues

      Net revenues increased $5,360,391 or 69% to $13,140,346 as compared to net revenues for the year ended December 31, 1994 of $7,779,955. The increase in revenues was due primarily to an increase in revenues from a variety of the Company's products including the Marie Osmond collectible doll line, the Annette Funicello bear line, the ECT Ionizer and Media Production Division. The Company has continued to identify, develop and market collectible products which are suited for marketing via direct marketing. For example, net revenues from the Marie Osmond collectible doll line increased from $4,037,000 in 1994 to $5,368,000 in 1995. The increase in Marie Osmond doll revenues is partially attributed to two doll series; "Rosie and Rags" and "Olive May". These dolls are each unique and highly collectible and are examples of the Company's ability to create demand in its collectible products. In addition to marketing its products via the home shopping industry, the Company has begun to expand its distribution system to include direct response print advertising. Direct response advertising primarily consists of print advertisements and infomercials. The impact of the revenue from direct response advertising is significant in that the Company typically realizes greater profit margins on such sales.

      The Company also reported revenues of approximately $3,632,000 in 1995 from media production services; a service which the Company did not offer in 1994. The Company believes that media production will contribute to the Company's future success. Revenues from the ECT Ionizer decreased from $2,460,000 in 1994 to $1,972,000 in 1995. The Company's revenue and operating results are subject to significant fluctuations as a result of new product introductions, strategic alliances, seasonality of customer buying trends and general economic conditions.


      Gross profit

      Gross profit increased $3,244,821 or 91% to $6,813,024 as compared to gross profit for the year ended December 31, 1994 of $3,568,203 due to the increase in revenues in 1995 over 1994. In addition, the Company continues to focus on products which realize high profit margins. The Company has successfully attained improved pricing on porcelain dolls to the point where gross profit margins can exceed 60% on certain dolls. Additionally, the relative low cost of revenues associated with the Company's Media Production services contributes to a higher overall gross profit margin in 1995. However, the Company set up a reserve for uncollectible accounts of approximately $741,000 in 1995 due to the start up nature of several of the Media Production services customers. The costs of sales associated with the Media Production services consist of salaries of employees, travel and studio time. Further, through direct response advertising, the Company realizes increased profit margins on its products because the products are sold at retail prices, as opposed to sales to the home shopping industry which are at wholesale prices. As a result of the foregoing, the overall gross profit percentage of the Company increased from 45.9% in 1994 to 51.8% in 1995.


      Selling, general and administrative expenses

      Selling, general and administrative expenses increased $2,383,170 or 100.0% to $4,767,170 as compared to selling, general and administrative expenses for the year ended December 31, 1994 of $2,384,000. The primary reason for the increase in such expenses is greater commission expense due to higher sales. The Company's overall commission expense averages approximately 9% of net revenues on product sales. Overall operating expenses increased due to the growth of the infrastructure of the Company necessary to handle the rapid growth in sales. For example, the Company had 16 employees in 1994 and 31 in 1995. Advertising and promotion increased in 1995 due to the need for an investor relations firm and costs of issuing annual and quarterly reports. Travel expense increased in 1995 over 1994 due to the increase in frequency of shows over home shopping channels which require the Company to transport employees and celebrities to and from the studio and provide lodging and incidentals. Insurance expense increased in 1995 over 1994 due to the Company's addition of Directors and Officers insurance. Additionally, the Company's bad debt expense increased in 1995 due to creating a provision for doubtful accounts totaling $741,294 associated with receivables from the Company's media production services. Remaining expenses in this category were in proportion to the corresponding revenues between 1994 and 1995.


      Other income (expense)

      Other income (expense) increased $70,838 in 1995 to $105,879 in 1995 over $35,041 in 1994 primarily due to the increase in interest income on funds raised from the initial public offering in January of 1995.


      Net Income

      As a result of the foregoing factors, net income increased $543,276 or 75% to $1,268,520 in 1995 over $725,244 for 1994.


      LIQUIDITY AND CAPITAL RESOURCES

      The Company has funded its operations from cash flow from operations and proceeds from the initial public offering of stock in January of 1995.

      Cash flow from operations has decreased primarily due to the growth in sales which causes higher accounts receivable balances in 1995 over 1994. Additionally, the Company has extended payment terms to certain customers with whom the Company expects to transact considerable future business. In January of 1995, the Company completed its initial public offering of stock which raised approximately $4,332,000. The Company has also received approximately $2,300,000 in proceeds from the exercise of warrants to purchase shares of common stock which were sold as part of the unit offering in the initial public offering (discussed below). Cash flow from operations decreased due to the increase in receivables associated with sales volume in both the Marie Osmond doll program and the Annette Funicello teddy bear line. The Company has also incurred certain prepaid advertising costs, infomercial production costs and advanced royalties associated with forthcoming projects which are reflected as prepaid expenses on the balance sheet at December 31, 1995. The combination of the above factors resulted in an overall increase in working capital from $289,197 at December 31, 1994 to $7,847,207 at December 31, 1995. The current ratio for the Company increased from 1.18 at December 31, 1994 to 4.1 at December 31, 1995. The Company's liquidity increased due to the initial public offering of stock in January of 1995 (discussed below) and due to the increase in profits experienced during the first nine months of 1995.

      The Company completed an initial public offering of 943,000 pre-split shares of common stock in January of 1995. The Company raised $4,007,907, after paying underwriters fees and costs associated with the offering, to be used primarily for product distribution and development. The Company has also received approximately $2,500,000 from the exercise by warrant holders of common stock purchase warrants sold to the public as part of the initial public offering in January of 1995. The Company had 471,500 warrants outstanding which were issued as part of the unit offered in the initial public offering that were exercisable at the warrant holders option at $6.50 per share. The Company had the right to redeem the warrants at $.05 per warrant if the closing bid price on the common stock averages in excess of 110% of $6.50 per share for over 20 consecutive days. Upon the complete exercise of these warrants, the Company had the ability to receive approximately $3,000,000 in cash. The Company did not exercise its right to redeem the warrants, but the warrants were exercised voluntarily by the warrant holders. The Company currently has approximately 91,000 warrants outstanding of the 471,500 originally issued. The infusion of cash from the initial public offering and the subsequent exercise of the common stock warrants has improved the liquidity of the Company considerably. The foregoing discussion on warrants is on a pre-split basis.

      In January 1996, the Company established a line of credit with a financial institution in the amount of $1,200,000. The line of credit bears interest at two percentage points above the prime rate and requires the Company to comply with certain financial covenants.

      The Company, pursuant to an agreement with Grant King International, Ltd., has committed to purchase $200,000 of jewelry inventory over a period ending December 31, 1996.

      The Company, pursuant to an agreement with Pure Energy Corporation, has committed a maximum of $1,000,000 in certain installments to fund costs associated with the development of alternative fuel.

      The Company believes that existing cash and cash equivalents and borrowings available with its credit agreement will be sufficient to meet the Company's working capital requirements through December 31, 1996.

      STATEMENT REGARDING FORWARD LOOKING DISCLOSURE

      Certain sections of this report, including "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain various forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those tn the forward looking statements, including without limitation, those associated with the ability of the Company to continue to develop and market existing products and products under development, retain suppliers and accomplish its expansion strategies. In addition, these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including without limitation, decline in demand for the merchandise offered by the Company, the ability of the Company to obtain adequate merchandise supply and hire and train employees, management's ability to manage the Company's planned expansion, and the effect of economic conditions.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
------   -------------------------------------------

      The Financial Statements of the Company identified in the Index to Financial Statements appearing under ITEM 14, EXHIBITS AND REPORTS OF FORM 8-K of this report are incorporated herein by this reference.


ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
------   ---------------------------------------------------------------
FINANCIAL DISCLOSURE
--------------------

      In January 1996, the company changed its auditing firm from Singer, Lewak, Greenbaum & Goldstein to Deloitte & Touche. A report on Form 8-K was filed concerning the change of accountants.


                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
-------   --------------------------------------------------

      The directors and executive officers of the Company are as follows:

Name                          Age          Position
---------------------------   ---  ----------------------------

  Louis L. Knickerbocker      53   Chief Executive Officer,
                                    President and Chairman of
                                    the Board
  Peggy Vicioso               34   Executive Vice President and
                                    Secretary
  Tamara Knickerbocker        32   Vice President
  Anthony P. Shutts           32   Chief Financial Officer and
                                    Director
  Farrah Fawcett              49   Director
  Gerald A. Margolis          66   Director
  William R. Black            43   Director


     All directors hold office until the next meeting of the shareholders of the Company and until their successors are qualified and elected. Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. All executive officers devote full time to the Company, except Anthony Shutts, who devotes approximately 75% of his time to the Company as of the date of this filing.

     Mr. Louis L. Knickerbocker, Chief Executive Officer, President, and
Chairman

     Mr. Knickerbocker, 53, is the founder and President of the Company. He received an AA degree in 1964 from Santa Monica College with a major in medicine and a minor in economics.

     From 1965 through 1974 Mr. Knickerbocker worked as a salesman and sales supervisor at M. Cooper & Son, purchased and sold several liquor stores, and acquired and sold a total of seven restaurants, four of which comprised a chain of Mexican restaurants. Between 1974 and 1985, he acted as a private investor and businessman, investing in real estate and purchasing and selling small businesses.

     Mr. Knickerbocker and his wife, Tamara, Vice President of the Company, formed the Company as International Beauty Supply in 1985, co-founded LaVie Cosmetics with Michael Elam and comedienne, Phyllis Diller in 1987, co-founded another company, MLF Enterprises, in 1989 with Michael Elam and Farrah Fawcett and, in 1990, the Knickerbockers formed Knickerbocker Creations, Ltd. and began developing the celebrity driven products which are now part of the L. L. Knickerbocker Co., Inc.


     Ms. Peggy Vicioso, Executive Vice President

     Ms. Vicioso, 34, joined the Company in December of 1993. She assumed the position of Executive Vice President in May 1995. Ms. Vicioso graduated in 1981 from Brooks College in California with an Associate of Arts degree in Merchandising. In addition, she has a 12 year background in international trade, product development, marketing, and sales. From 1983 through 1987 Ms. Vicioso served as Operation Manager for Ocean Pacific Images, a licensee of Ocean Pacific Sportswear. From 1987 through 1993 she worked on the senior merchandising team and ultimately served as Vice President of Merchandising for Pacific Outlook Sportswear, the largest licensee of Ocean Pacific Sportswear.

     Ms. Vicioso was instrumental in launching the Company's direct response print campaigns and infomercial projects in 1995. She continues to develop departmental strategy and staffing requirements to manage the Company's growth.


     Ms. Tamara Knickerbocker, Vice President

     Mrs. Knickerbocker, 32, has been with the Company as Vice President since its inception. She has over 8 years experience in the field of marketing. In 1985 Mrs. Knickerbocker helped to form the Company as International Beauty Supply, and thereafter LaVie Cosmetics, MLF Enterprises and Knickerbocker Creations, Ltd. Since 1985, she has worked to develop and market products and programs for the home shopping industry. Her focus has mainly been the creation and development of the products, and she has emphasized collectibles.

     Mrs. Knickerbocker is currently managing all aspects of the Marie Osmond Doll Collection program, including product and program development, production, marketing and sales. In addition, she also oversees the other collectible programs, including the collectable bears. She has had primary responsibility for the profitability and diversity of the collectible lines and is currently coordinating expansion in these programs. Mrs. Knickerbocker's area of responsibility currently accounts for over $4 million in sales for the Company.


     Mr. Anthony P. Shutts, C.P.A., Chief Financial Officer, Director

     Mr. Anthony P. Shutts, 32, was hired as a consultant on April 1, 1993 and became Chief Financial Officer of the Company on June 30, 1993. He is a certified public accountant with over 10 years experience in public accounting, specializing in emerging companies. Mr. Shutts holds a masters degree in taxation from the University of Southern California.

     Mr. Shutts has provided services relating to auditing, compilation and review of companies in the manufacturing, high technology, real estate, retail, health care, financial and entertainment industries. In addition to financial statement preparation, Mr. Shutts has provided services relating to income tax planning and preparation, business valuation, financial and operational planning, budgeting and personal financial planning.

     Mr. Shutts has also provided consulting services relating to economic analysis and feasibility studies on real estate projects, debt and equity restructuring, software installation and implementation, office automation and temporary or part time controllership services.

     From 1993 to the present, Mr. Shutts has maintained a private accountancy and financial consulting practice. Prior to his private practice, he worked as Business Manager with Breslauer, Jacobson, Rutman & Sherman from 1992 to 1993 and with Allen, Haight & Schurawel as a Senior Accountant from 1991 to 1992. Mr. Shutts worked with Deloitte & Touche as a Senior Consultant from 1986 to 1991.

     Currently, Mr. Shutts serves as Chief Financial Officer of the Company approximately 90 hours per month, overseeing the financial records preparation and reporting, and performing the general functions of CFO.


     Ms. Farrah Fawcett, Director

     Ms. Fawcett, 49, was appointed to the Board of Directors in June 1994. She is a well known celebrity actress and has been the president and a director of Tolivar Productions, Inc., an acting services firm since 1978. Ms. Fawcett has participated in the development and marketing of products with MLF Enterprises (a company she co-owns with Louis L. Knickerbocker and Michael Elam) in 1989, and with Knickerbocker Creations, Ltd. in 1991 to 1993.


     Mr. Gerald A. Margolis, Director


     Mr. Margolis, 66, was appointed to the Board of Directors and elected Secretary of the Company in June 1994. He graduated from U.C.L.A. Law School in 1954 and has been a licensed attorney in private practice and a member of the California State Bar since 1955. Mr. Margolis was a City Council member of the Culver City Counsel from 1962 to 1966. Mr. Margolis has advised the Company on general corporate matters since its inception in 1985.

     Mr. William R.  Black, Director


     Mr. Black, 43, was appointed to the Board of Directors in November 1995. He received a BSBA in Marketing from the University of Denver in 1978, an MBA from the University of Denver in 1981 and a Juris Doctor from Western State University College of Law in 1987. Mr. Black is a licensed attorney and a member of the California State Bar, the Federal District Courts for the Central and Northern Districts of California and the Ninth Circuit Court of Appeals.

     Mr. Black worked as an Area Manager for Deere & Company from 1979 through 1984, Director of Analysis for Management Resource Services Company from 1984 through 1985, and Senior Vice President of Geneva Corporation from 1985 through 1990. He maintains a private law practice and is currently General Counsel of Sunclipse, Inc. in Montebello, California, General Counsel and Director of Pyraponic Industries, Inc. in San Diego, California, Special Counsel for North America for Amcor, Ltd. in Melbourne Australia, General Counsel, Secretary and Director of Anle Paper Co., Inc. in Chicago, Illinois, General Counsel, Secretary and Director of Mann-Craft Container Corporation in Elmhurst, Illinois, Director of Raymark Container, Inc. in Atlanta, Georgia, Director General of Amcor de Mexico, S.A. de C.V. in Guadalajara, Jalisco Mexico, and Director General of Kent H. Landsberg Co. de Mexico, S.A. de C.V in Tijuana, Baja California Mexico.


ITEM 11.  EXECUTIVE COMPENSATION
-------   ----------------------


     The following table sets forth certain information concerning annual, long term and other compensation received during the last three fiscal years and to be received by (i) the Chief Executive Officer of the Company, and (ii) the Company's four most highly compensated executive officers whose annual salary and bonus compensation exceeded $100,000:

Name and Principal         Fiscal                              Long Term      All Other
Position                    Year       Salary       Bonus     Compensation   Compensation
------------------        ---------   ---------   ---------   ------------   ------------

Louis L. Knickerbocker      1995      $175,000    $175,000        N/A            N/A
                            1994      $175,000      N/A           N/A            N/A
                            1993      $123,000      N/A           N/A

                                DIRECTORS FEES

     Directors receive a fee of $500 per meeting attended and reasonable travel expenses.

                             EMPLOYMENT AGREEMENTS


     The Company entered into employment agreements with Louis L. Knickerbocker, its President, on September 27, 1994 and with Ms. Tamara Knickerbocker, its Vice President, on September 27, 1994. The respective terms of the employment agreements are five years each. The agreements are subject to early termination by the Company under certain conditions, including breach of the agreement, fraud by the employee, and/or breach of fiduciary duty owed to the Company by the employee. The Company has the right to extend the terms of the employment agreements for an additional five years each upon written notice to the employees. Under terms of the agreements, each of the employees agrees to devote his or her full time and effort to the business affairs of the Company and to use his or her best efforts to promote the best interests of the Company.

     During the first year, the employment agreements called for Louis L. Knickerbocker to receive an annual base salary of $175,000 and for Tamara Knickerbocker to receive an annual base salary of $75,000. In addition, these two officers and Peggy Vicioso, Executive Vice President, are eligible to receive an annual bonus in an amount to be determined by a compensation committee and ratified by the Board of Directors out of a Management Bonus Fund up to a maximum of 10% of the pretax profits of the Company and are entitled to receive certain stock options from the Stock Option Plan previously adopted by the Company. See "Stock Option Plan."

                               STOCK OPTION PLAN

     The shareholders approved and the Company adopted a Stock Option Plan on September 27, 1994 which was amended and restated on June 15, 1995 as the L. L. Knickerbocker 1995 Amended and Restated Stock Option Plan (the "Plan"). The Plan is administered by a committee appointed by the Board of Directors and provides that options may be granted at exercise prices determined by the Board of Directors in its sole discretion. The Plan is designed as an incentive for employees, non-employee directors and persons providing services of special importance to the Company. Unless otherwise specified, the options expire ten years from the date of grant. The Plan covered an aggregate of 400,000 shares when granted, which has been increased by the five-for-one stock split to a total of 2,000,000 shares. As of the date of this report, 400,000 pre-split options have been granted pursuant to the Plan, which has been increased by the five-for-one stock split to a total of 2,000,000 options granted.

                                Options Granted

     The following table discloses the individual grants of options to purchase securities of the Company to each of the Named Executive Officers, for the most recent fiscal year.

     Options/SAR Grants During the Fiscal Year Ended December 31, 1995

                               Number of        % of Total      Market Value
                               Securities      Options/SARs    of Securities
                               Underlying       Granted to       Underlying
                              Options/SARs       Employees      Exercise or       Options/SARs
                                Granted          in Fiscal       Base Price       on Grant Date     Expiration
 Name                           (#)(1)           Year (1)        ($/Share)          ($/Share)          Date
----------------------        ------------     ------------    -------------      -------------     ----------
Louis L. Knickerbocker          500,000            25.0%          $.75 (2)            $.75(3)          2005
Peggy Vicioso                   151,250             7.6%          $.75 (2)            $.75(3)          2005
Tony Shutts                      50,000             2.5%          $.75 (2)            $.75(3)          2005
                                -------            ----           -------             ----             ----

     (1) Options granted on June 15, 1995 were subject to a five-for-one stock split effected in August 1995.

     (2) At the grant date, options vested with an exercise price of $3.75 per share. Following the five-for-one stock split, the exercise price was reduced by a factor of five to $.75 per share.

     (3) Market value based on the average trading price of the Company's common stock on the grant date; June 15, 1995, reduced by a factor of five to reflect the five for one stock split effective August 1995.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
-------   --------------------------------------------------------------

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 15, 1995 by (i) each director of the Company, (ii) the CEO of the Company and the four most highly compensated executive officers of the Company whose annual salary and bonus compensation exceeded $100,000, (iii) all directors and executive officers as a group, and (iii) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock:

     Name and Address of                       Amount and Nature of       Percent
     Beneficial Owner (1)                           Ownership            of Class
     -----------------------------------       --------------------      --------

     Louis L. Knickerbocker and Tamara
     Knickerbocker, Husband and Wife as
     Community Property                              7,489,285             52.3%(2)

     Directors and Executive Officers
     as a Group                                        935,000(3)           6.5%(3)
     _____________________________

     (1) The address for all persons listed is 30055 Comercio, Rancho Santa Margarita, California 92688

     (2) Percentage is based on the 7,139,285 shares currently held of record plus options issued by the Company to Mr. Knickerbocker that enables Mr. Knickerbocker to currently acquire 350,000 shares of the Company's common stock.

     (3) Beneficial ownership of the Directors and Executive Officers as a group is based on 175,000 shares currently held of record plus options issued by the Company to Directors and Executive Officers to currently acquire 760,000 shares of the Company's common stock, but does not include shares held of record or options granted to Mr. Louis L. Knickerbocker.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-------   ----------------------------------------------

RELATED PARTY TRANSACTION

The Company leases office and warehouse space at 30055 Comercio, Rancho Santa Margarita, California 92688. The building space allocation is 1,500 square feet of office space and 8,500 square feet of warehouse space. Up until September 30, 1994 the facilities were subleased from K and E Marketing, Ltd., a corporation co-owned by Louis L. Knickerbocker, a principal of the Company, and Michael Elam, a spokesperson for the Company, at a rate of $8,065 per month (since January 1, 1994) plus its proportionate share of taxes, maintenance and property insurance. Several related companies occupied the facilities and the rental payment was based on the Company's pro-rated share of the space. On October 1, 1994, the lease was amended to assign the leasehold to the Company. On February 15, 1995, the Company signed a new 3 year lease agreement for the premises at a rate of $7,755 per month, which includes taxes, maintenance, and property insurance. The previous lease had expired on January 31, 1995. The related companies no longer occupy the facilities or pay rent to the Company.


LOAN TO SHAREHOLDER

In December 1995, the Company made a loan to its president, Louis L. Knickerbocker, in the principal amount of $260,000. Such loan was evidenced by a promissory note from Mr. Knickerbocker to the Company providing for payment of the entire principal amount plus interest at prime plus 2 1/2% per annum due and payable on June 1, 1996.

Pursuant to a resolution of the Board of Directors of the Company, passed on September 27, 1994, any ongoing and future transactions between the Company and its officers, directors, employees, and affiliates, that are outside the scope of the Company's employment relationship with such persons will be on terms no less favorable to the Company than can be obtained from unaffiliated parties. Any such transactions are subject to the approval of a majority of the disinterested members of the Board of Directors.


AFFILIATED AND PREDECESSOR COMPANIES

The L. L. Knickerbocker Company, Inc. (the "Company") was formed by Louis L. Knickerbocker, Chairman, President, and Chief Executive Officer of the Company, and Tamara Knickerbocker, his wife and the Vice President of the Company, under the name International Beauty Supply, Ltd., a California corporation ("IBS"). IBS developed a line of cosmetics called "Orchid Premium" that was initially marketed to professional beauty supply houses and subsequently expanded to retail stores.

The Knickerbockers next venture was LaVie Cosmetics, a California corporation ("LaVie"), that the Knickerbockers co-founded with Michael Elam, a spokesperson for the Company, and comedienne, Phyllis Diller, in 1987. LaVie introduced a product named Creme de LaVie in both the I. Magnin and Nordstrom department stores. In October 1988 Creme de LaVie was introduced on The Home Shopping Network in Tampa, Florida with Mr. Elam and Ms. Diller live on the air.

In 1989 the Knickerbockers co-founded another company, MLF Enterprises, a California corporation ("MLF") with Mr. Elam and Farrah Fawcett, a director of the Company. MLF developed replicas of Ms. Fawcett's jewelry collection, which were sold through the television home shopping industry.

The Knickerbockers next formed Knickerbocker Creations, Ltd., a California corporation ("Creations") in 1990 and began developing the products and celebrity endorsement programs which are now part of the Company.

In 1993 the directors and shareholders of Creations and IBS determined to effect an initial public offering in order to finance the continued growth of the different companies. It was determined that the operations of Creations and IBS should be consolidated under a single entity in order to facilitate the contemplated public offering. However, because Creations had been switched from a "C" corporation to a subchapter "S" corporation in 1990, the directors and shareholders of the Company were advised that Creations would be an unsuitable candidate for a public offering.

On May 24, 1993, the directors and shareholders of IBS approved an amendment of the articles of incorporation of the corporation changing the name of the corporation from "International Beauty Supply, Ltd." to the Company's current name, "The L. L. Knickerbocker Company, Inc." The Company's name was chosen to maximize the retention of the goodwill in the home shopping industry associated with the name "Knickerbocker" by virtue of Creations' business. The Company then consummated an asset purchase agreement whereby the operating assets of Creations, including but not limited to the marketing and distribution rights to the products and programs of Creations, were acquired along with certain liabilities. As of the date hereof, all current active contracts of Creations have been assumed or amended to grant those rights and obligations to the Company.

In connection with the initial public offering of the Company's common stock completed January 25, 1995, the Directors and shareholders of the Company approved as of June 15, 1994 a 1990.5 for 1 stock split of its outstanding common stock, and as of September 27, 1994 a .714 for 1 reverse stock split of its outstanding common stock.


CONFLICTS OF INTEREST

Mr. Knickerbocker has a current interest in LaVie Cosmetics ("LaVie"), MLF Enterprises ("MLF"), and Knickerbocker Creations, Ltd. ("Creations"). Each of these companies has previously developed and marketed products which are in direct competition with the Company's products. The Company has acquired the trademark rights and the license to market the products of LaVie, and has acquired certain operating assets and the operations of Creations. Both LaVie and Creations are currently inactive, but have not been dissolved.

Mr. Knickerbocker and Ms. Farrah Fawcett, a director of the Company, both have a current interest in MLF, which previously developed and marketed a line of jewelry products directly competitive to certain products that the Company may be marketing now or in the future. The operations of MLF have been discontinued and it is inactive, however MLF has not been dissolved.

Because Mr. Knickerbocker is an officer and director of the Company, and because Ms. Fawcett is a director of the Company, their respective continuing interests in LaVie, Creations, and MLF pose potential conflicts of interest, should such corporations become active again in the future, and should they sell or market products which are competitive with the Company's products, or should the Company negotiate or enter into any significant transaction or agreements with those companies, then a conflict of interest will exist. The

Company has received assurances that none of the corporations or individuals named herein have any intention to compete with the Company or enter into any transactions or agreements which would present a conflict of interest. There can be no assurance, however, that such a conflict will not develop.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
--------  ----------------------------------------------------------------

     (A)  FINANCIAL STATEMENTS AND SCHEDULES                                                     Page
          -------------------------------------------------------------------------------------------

          Report of Independent Certified Public Accountants                                     F-1
          Balance Sheet at December 31, 1995                                                     F-2
          Statements of Operations for the Years Ended December 31, 1995 and 1994                F-3
          Statements of Shareholder's Equity for the Years Ended December 31, 1995 and 1994      F-4
          Statements of Cash Flows for the Years Ended December 31, 1995 and 1994                F-5
          Notes to Financial Statements                                                          F-6

     (B)  REPORTS ON FORM 8-K
          -------------------

          A report on Form 8-K was filed in the first quarter of the fiscal year ended December 31, 1996 in connection with the Company's change of accountants.


     (C)  EXHIBITS
          --------

          Exhibit

           Number                              Description
          ------------------------------------------------

     3.1 Articles of Incorporation of International Beauty Supply, Ltd. ("IBS") dated July 11, 1985.(1)


     3.2  Amendment to Articles of Incorporation of IBS dated May 24, 1993.(1)


     3.3 Certificate of Amendment to Articles of Incorporation of The L. L. Knickerbocker Company Inc. (the "Company") dated June 20, 1994.(1)


     3.4 Certificate of Amendment to Articles of Incorporation of the Company dated September 27, 1994.(1)


     3.5  Bylaws of the Company.(2)


     4.1 Qualified Stock Option Plan adopted by the Company on September 27, 1994 along with form of Stock Option Agreement.(3)


     4.2  Form of Warrant Agreement.(3)


     4.3 Form of Representative's Warrant issued to W.B. McKee Securities, Inc. upon consummation of the Company's offering on January 25, 1995.(3)


     10.1 Employment Agreement, dated September 27, 1994, between the Company and Louis L. Knickerbocker.(3)


     10.2 Employment Agreement, dated September 27, 1994, between the Company and Tamara Knickerbocker.(3)


     10.3 Product Development and License Agreement between American Environmental Systems, Inc. ("AES") and Knickerbocker Creations, Ltd. ("Creations") dated August 4, 1992 re development of a portable room
                                             --
          ionizer.(3)


     10.4 Trademark License Agreement between AES and Creations dated October 22, 1992 re the licensing of the trademark EpE to Knickerbocker.(3)
                   --

     10.5 Assignment of AES Product Development and License Agreement and AES Trademark License Agreement from Creations to the Company dated January 15, 1993, with Acceptance of Assignment by the Company and Consent to Assignment by AES.(3)


     10.6 Agreement between QVC Network, Inc. ("QVC") and the Company dated September 29, 1993 re sales of EpE Clean Room ionizers.(3)
                              --


     10.7  Agreement between Marie, Inc. and the Company dated April 1, 1993 re
                                                                             --
           the services of Bob Mackie in the design, production, and sale of products and licensing to the Company of the use of Bob Mackie's name in conjunction with the Company's products.(3)


     10.8 Agreement between Bob Mackie (US), Inc. and the Company dated May 1, 1994 re the services of Bob Mackie in the design, production and sale
                --
           of products and licensing to the Company of the use of Bob Mackie's name in conjunction with the Company's products.(3)


     10.9  Agreement between Cello, Inc. and the Company dated May 13, 1994 re
                                                                            --
           services of Annette Funicello in the design, development, manufacture and the sale of products, with Acceptance by Annette Funicello and Cancellation of Prior Agreement dated October 30, 1991 between Cello, Inc. and Creations.(3)


     10.10 Agreement between the Company and The Tracker Corporation of America dated March 15, 1995 re the development of marketing campaigns for
                                --
           the Tracker products.(4)


     10.11 Lease Agreement between the Company and Koll Management for 30055 Comercio, Santa Margarita, CA dated February 15, 1995.(2)


     10.12 Letter of Agreement between the Company, Dr. Michael Elam, and Jim Hann dated June 22, 1993 re the sale of EpE Clean Room System
                                    --
           Ionizers.(2)


     10.13 Letter of Agreement between the Company, Dr. Michael Elam, and Louis Sabatasso dated June 23, 1993 re the sale of EpE Clean Room System
                                         --
           Ionizers.(2)


     10.14 Joint Venture Agreement between the Company and Paxson
           Communications Corporation, dated December 21, 1995 re the formation
                                                               --
           of the joint venture corporation to be known as IN/LLK Media Marketing.(5)


     10.15 Agreement between the joint venture partnership of the Company and Paxson Communications Corporation, and Agia Akal Singh Khalsa, dated January 22, 1996 re the development and marketing of numerology
                            --
           services through infomercials, print media, radio, the home shopping industry and the worldwide web. (5)

     10.16 Agreement between the Company and Grant King International Co., Ltd., dated November 28, 1995 re the acquisition of 49% of the
                                          --
            issued and outstanding stock of Grant King International Co., Ltd.
            (5)


     10.17 Agreement between the Company and Grant King Design Co., Ltd., dated November 27, 1995 re the distribution of the jewelry products of
                              --
            Grant King Design Co., Ltd. (5)


     10.18 Agreement of Purchase and Sale of the Capital Stock of Pure Energy Corporation between the Company and Pure Energy Corporation, dated February 7, 1996 re the acquisition of 40% of the issued and
                             --
            outstanding capital stock of Pure Energy Corporation. (5)


     10.19 Letter of intent between Pure Energy Corporation and Biofine, Inc., dated March 3, 1996 re the licensing of the patents of Biofine, Inc.
                                --
            (5)


     10.20 License Agreement between the Company and SIM-GT Licensing Corp., dated May 1, 1995 re the licensing of the name, likeness and
                              --
            trademarks of Richard Simmons. (5)


     10.21 Agreement between the Company and Timphaven Productions, Inc., dated July 24, 1995 re the distribution of videos, cassettes and
                                --
            instructional materials. (5)


     23.0 Consent of Singer, Lewak, Greenbaum and Goldstein, CPA's pertaining to the 1994 audited financial statements. (5)

__________________________________


   (1) Filed as part of Exhibit 3.1 to The L. L. Knickerbocker Company, Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed with the Securities & Exchange Commission on or about October 13, 1994.


   (2) Filed as an exhibit to the L. L. Knickerbocker Company, Inc. Annual Report on Form 10-KSB filed on or about March 29, 1995.


   (3) Filed as an Exhibit to The L. L. Knickerbocker Company, Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed with the Securities & Exchange Commission on or about October 13, 1994.


   (4) Filed as Exhibit to The L. L. Knickerbocker Company, Inc. report on Form 8-K dated March 21, 1995.

   (5)  Filed Herewith.

                                  SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                           The L. L. Knickerbocker Company, Inc.
                           -------------------------------------

                           (Registrant)



Date:  March 29, 1996      By: /s/ Louis L. Knickerbocker
                               ---------------------------------
                                   Louis L. Knickerbocker
                                   Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


   Signature                                Title                   Date
   -----------------------------------------------------------------------


    /s/ Louis L. Knickerbocker      Chief Executive Officer,       3/29/96
    ---------------------------                                    -------
        Louis L. Knickerbocker      President and Chairman


    /s/ Anthony P. Shutts           Chief Financial Officer        3/29/96
    ---------------------------                                    -------
        Anthony P. Shutts           and Director

    /s/ Peggy Vicioso               Executive Vice President       3/29/96
    ---------------------------                                    -------
        Peggy Vicioso               and Secretary




                                    Director
    ---------------------------
          Farrah Fawcett



    /s/ Gerald A. Margolis          Director                       3/29/96
    ---------------------------                                    -------
        Gerald A. Margolis




    /s/ William R. Black            Director                       3/29/96
    ---------------------------                                    -------
        William R. Black

                                                                     EXHIBIT "F"


   The Finance Authority of Maine

   83 Western Avenue

   Augusta, Maine 04332



   Costal Enterprises, Inc.

   c/o Tompkins, Clough, Hirshon & Langer, P.A.

   Three Canal Plaza

   Portland, Maine 04112



   Southern Maine Economic Development District

   c/o Curtis, Thaxter, Stevens, Broder & Micoleau, LLC

   One Canal Plaza

   Portland, Maine 04112

                                                                   EXHIBIT "G-1"

                                                                   EXHIBIT "G-2"

                                                                     EXHIBIT "H"

                                                                     EXHIBIT "I"

                                                                     EXHIBIT "J"

                                                                     EXHIBIT "K"

                                                                     EXHIBIT "L"

                                                                     EXHIBIT "M"

                                                                     EXHIBIT "N"


                                      130